UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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DUNKIN’ BRANDS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2020 Annual Meeting and Proxy Statement

Meeting Date: May 13, 2020

130 Royall Street

Canton, Massachusetts 02021

April 2, 2020

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to attend our 2020 Annual Meeting of Shareholders on Wednesday, May 13, 2020, at 10:00 a.m. (local time), to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Again this year, Dunkin’ Brands has elected to deliver our proxy materials to the majority of our shareholders over the internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery.

Dunkin’ Brands is monitoring the continuing impact of the coronavirus outbreak (COVID-19). The health and well-being of our employees and stockholders are paramount. As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details how to participate will be available on the investor page on our website.

On April 2, 2020, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2020 Annual Meeting of Shareholders and our 2019 Annual Report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will serve as an admission ticket for one shareholder to attend the 2020 Annual Meeting of Shareholders.

On April 2, 2020, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the 2020 Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 19, 2020, the record date for the meeting. All shareholders must also present a valid form of government-issued picture identification in order to attend.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on May 13th. Thank you for your ownership and support of Dunkin’ Brands.

Sincerely,

Nigel Travis	Dave Hoffmann
Non-Executive Chairman of the Board	Chief Executive Officer

Dunkin’ Brands Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 13, 2020

The 2020 Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) will be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Wednesday, May 13, 2020, at 10:00 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	To elect the three directors named in the proxy statement, each for a term of three years.

•	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

•	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	To conduct any other business properly brought before the meeting.

Shareholders of record at the close of business on March 19, 2020 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 19, 2020 or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2020 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the 2020 Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 19, 2020. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

W. David Mann Secretary

Canton, Massachusetts

April 2, 2020

Special COVID-19 Note: Dunkin’ Brands is monitoring the continuing impact of the coronavirus outbreak (COVID-19). The health and well-being of our employees and stockholders are paramount. As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details how to participate will be available on the investor page on our website, http://investor.dunkinbrands.com.

Dunkin’ Brands Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May  13, 2020

PROXY STATEMENT

The Board of Directors of Dunkin’ Brands Group, Inc., or Dunkin’ Brands, is soliciting your proxy for the 2020 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you received a paper copy of these proxy materials, included with such copy is a proxy card, which also contains instructions for voting on the internet. In addition to voting on the internet, you may vote by telephone using the toll-free telephone number contained on the Notice, proxy card, or voting instruction card or by mail by completing and returning a proxy card or voting instruction card. Both internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Dunkin’ Brands.

Shareholders of record at the close of business on March 19, 2020 are entitled to vote at the meeting. Each of the 82,082,473 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Shareholders for our fiscal year ended December 28, 2019 (fiscal 2019) are being first mailed or made available to shareholders on or about the date of the notice of meeting. Our address is 130 Royall Street, Canton, Massachusetts 02021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 13, 2020: Our proxy statement is attached. Financial and other information concerning Dunkin’ Brands is contained in our annual report to shareholders for the fiscal year ended December 28, 2019. The proxy statement and our fiscal 2019 Annual Report to shareholders are available on our website at http://investor.dunkinbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Dunkin’ Brands Group Inc.	2019 Proxy Statement ❖ 1

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before voting and you should read the entire proxy statement. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019.

VOTING AND MEETING INFORMATION

It is very important that you vote in order to play a part in the future of the Company. Please carefully review the proxy materials for the 2020 Annual Meeting of Shareholders, which will be held on Wednesday, May 13, 2020 at 10:00 a.m. (local time) at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, MA 02169.

Who is Eligible to Vote?

Shareholders of record at the close of business on March 19, 2020 are entitled to vote at the 2020 Annual Meeting. Each of the 82,082,473 shares of common stock outstanding on the record date is entitled to one vote.

How You May Vote

Even if you plan to attend the Annual Meeting in person, please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions:

INTERNET	PHONE	MAIL

Visit the website listed on your proxy card/voting instruction form to vote via the internet.	Call the telephone number on your proxy card/voting instruction form to vote by phone.	Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.

Attending the Annual Meeting

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 19, 2020 or hold a valid proxy for the Annual Meeting from such a shareholder. Please see page 76 of the Proxy Statement for further details.

2 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

Roadmap of Voting Matters

Shareholders are being asked to vote on the following matters at the 2020 Annual Meeting of Shareholders:

Board Recommendation

Item 1. Election of Directors (page 12)

Three Director nominees are standing for election to a three-year term. The Board believes that each Director nominee has the professional and personal qualifications and experiences to continue to meaningfully contribute to an effective and well-functioning Board.	FOR each Director Nominee

Item 2. Advisory Vote to Approve Executive Compensation (page 31)

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 33 and the Compensation Tables section beginning on page 55. The Company has designed its compensation programs to attract and retain industry-leading talent, to link compensation actually paid to achievement of our financial, operational and strategic goals, to reward individual performance and contribution to our success, and to enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through performance-based equity awards with a long-term value horizon. The Board values shareholders’ opinions and the Compensation Committee will consider the outcome of the advisory vote when considering future executive compensation decisions.	FOR

Item 3. Ratification of the Appointment of KPMG LLP as Independent Auditors (page 68)

Shareholders are being asked to ratify the appointment of KPMG LLP to serve as independent auditors for the fiscal year ending December 26, 2020. The Audit Committee has made this appointment and the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Independent Auditors is in the best interests of the Company and its shareholders.	FOR

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 3

Board and Corporate Governance Highlights

The Company believes good governance is integral to achieving long-term shareholder value.

The Board of Directors has been routinely refreshed during the Company’s time as a public company, and the directors have a diverse mix of tenure. The average tenure on the Board is 7.7 years. In addition, 4 out of 10 members of the Board are diverse as to gender and/or ethnicity, including two female Directors.

In addition to a strong, independent Board, we are committed to governance policies and practices that serve the interest of Dunkin’ Brands and our shareholders. The Board of Directors monitors developments in governance at peer companies and in general to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. Key highlights of our corporate governance best practices are set forth below:

Corporate Governance Best Practices
✓	8 of 10 Directors are Independent	✓	Diverse Board in Terms of Experience and Skills

✓	Lead Independent Director	✓	Separation of Chair / CEO

✓	Annual Board and Committee Self-Assessment	✓	Stock Ownership Guidelines for Executives and Directors

✓	Majority Voting in Uncontested Elections of Directors	✓	Policy Providing for Return of Incentive Compensation under Certain Circumstances (“Clawback Policy”)

✓	Directors are Required to Tender Resignation on Job Change	✓	Hedging, Short Sale and Pledging Policies

✓	Robust Shareholder Engagement Practices	✓	Average Director Tenure of 7.7 years

✓	40% of Directors Diverse as to Gender and/or Ethnicity	✓	Average Director Age of 60 years

✓	Annual Board Evaluation of Chief Executive Officer	✓	Strong Commitment to Sustainability

4 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

Board of Directors

The following table provides summary information about each member of our Board of Directors, including those who are nominated for election at the Annual Meeting. Detailed information about each Director’s background, skillset and areas of experience can be found beginning on page 17.

Name	Age	Director since	Occupation and Experience	Independent	Committee Memberships	Other Current Public Company Boards

Linda Boff*	58	2017	Chief Marketing & Communications Officer, Vice President, Learning & Development, and President of GE Foundation for General Electric Company	✓	Compensation

Irene Chang Britt*	57	2014	Former President, Pepperidge Farm, a subsidiary of Campbell Soup Company	✓	Audit Nominating & Corporate Governance	• Brighthouse Financial, Inc. • Tailored Brands, Inc.

Michael Hines*	64	2011	Former Executive Vice President and CFO of Dick’s Sporting Goods, Inc.	✓	Audit Nominating & Corporate Governance	• GNC Holdings, Inc. • The TJX Companies, Inc.

Raul Alvarez+	64	2012	Operating Partner at Advent International Corporation; Former President and COO of McDonald’s Corporation	✓	Compensation	• Lowe’s Companies, Inc. • Eli Lilly and Company

Anthony DiNovi	57	2006	Co-President of Thomas H. Lee Partners, L.P.	✓	Compensation

Nigel Travis^	70	2009	Former CEO of Dunkin’ Brands; Former CEO of Papa John’s			• Office Depot, Inc.** • Advance Auto Parts, Inc. • Abercrombie & Fitch, Inc.

David Hoffmann	52	2018	CEO of Dunkin’ Brands

Mark Nunnelly	61	2006	Former Special Advisor to the Governor and Secretary of the Executive Office of Technology Services and Security, Commonwealth of Massachusetts; Previously served as Managing Director of Bain Capital	✓	Compensation	• Genpact, Inc.

Roland Smith	65	2017	Former Chairman and CEO of Office Depot, Inc.; Former President and CEO of Wendy’s/Arby’s Group, Inc.	✓	Nominating & Corporate Governance

Carl Sparks	52	2013	Former CEO of Academic Partnerships and Travelocity Global	✓	Audit	• Avis Budget Group, Inc.

*	Nominee
+	Lead Independent Director
^	Non-Executive Chairman
**	Mr. Travis has informed Office Depot that he does not intend to stand for re-election when his term expires at its 2020 annual meeting of shareholders.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 5

Highlights of 2019 Business Performance

We believe that our named executive officers were instrumental in helping us deliver our revenue, operating income and earnings per share performance objectives in 2019, while also making significant progress to transform our two beloved brands around the world.

Financial and operational highlights of our fiscal 2019 performance include the following:

•	Increased revenue: Increased revenue to $1.4 billion, a 3.7% increase from fiscal 2018.

•

Expanded global presence: Added 385 net new restaurants worldwide, including 211 net new Dunkin’ restaurants in the U.S., bringing Dunkin’ Brands to 21,297 total points of distribution as of the end of fiscal 2019.

•

Drove positive comparable store sales growth across all business segments: Dunkin’ U.S. comparable store sales increased by 2.1%, while Baskin-Robbins U.S. comparable store sales increased by 0.8%. Dunkin’ International comparable store sales increased by 5.7%, while Baskin-Robbins International comparable store sales increased by 1.9%.

•

Capitalized on innovation trends to grow consumer occasions and frequency: Beverage-led innovation fueled Dunkin’ U.S. growth with espresso sales up nearly 40% year-over-year. We continued to up our game around menu quality and choice – increasing our vegan, vegetarian, and non-dairy options and offering more modern options to meet the evolving needs of our customers. Dunkin’ was the first U.S. brand to serve a breakfast sandwich featuring the Beyond Sausage, capitalizing on the excitement around plant-based proteins. In 2019, Baskin-Robbins also launched three non-dairy, vegan indulgent flavors. Our entry into the plant-based dessert category recognizes the changing lifestyle and dietary needs of consumers and gives them new options without sacrificing the high quality that guests have come to expect from Baskin-Robbins.

•

Enhanced brand relevance through the release of transformational next generation restaurant designs for both brands: The new stores feature a more contemporary design, state-of-the-art equipment, and an increased focus on technology. At Dunkin’ U.S., key elements of the NextGen design are driving double-digit category increases, with sales and traffic growth coming from core iced beverages delivered through the tap system, bakery performance from the front-facing glass cases, and increased mobile order and pay from an enhanced pick up area. As of year-end, Dunkin’ had 525 NextGen restaurants open across the U.S. At Baskin-Robbins U.S., the new Moments design offers a more modern experience, showcasing our high quality products in a more premium way. As of year-end, Baskin-Robbins had 19 Moments cafes open across the U.S. We are also encouraged by the results of the new Dunkin’ International restaurant design, which positions the brand as a coffee-forward chain. As of year-end, Dunkin’ had more than 450 restaurants sporting the new design across 30 international markets.

•

Leveraged digital innovation to increase engagement and drive incremental sales: Added nearly 4 million members to the DD Perks Loyalty Program, an increase of 38% from the end of the prior fiscal year, bringing total membership to 13.6 million members as of the end of fiscal 2019. Sales through the DD Perks Loyalty Program represented 13% of Dunkin’ U.S. systemwide sales in fiscal 2019. In 2019, we rolled out two new

6 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

digital features, guest ordering for on-the-go and multi-tender payment flexibility, unlocking choice and convenience for loyal and on-the-go guests. This represents the first major change to Dunkin’s loyalty program in 5 years. These changes, combined with in-app enhancements, have continued our push towards a frictionless digital experience — at the speed and convenience of Dunkin’.

•

Grew systemwide sales: Increased global systemwide sales to $12.2 billion, a 4.6% increase over fiscal 2018. Dunkin’ U.S. systemwide sales grew by 5.0%, Dunkin’ International systemwide sales grew by 7.6%, Baskin-Robbins international systemwide sales grew by 2.5%, and Baskin Robbins U.S. systemwide sales grew by 0.6% over the prior fiscal year.

•

Continued success in consumer packaged goods business: Dunkin’ retail branded products — including Dunkin’ K-Cup® pods, retail packaged coffee, creamers, and ready-to-drink bottled iced coffee, cold brew, and espresso — continued growth in their respective categories. Dunkin’ K-Cups continue to outpace the category, growing more than 7%. In fiscal 2019, our total portfolio of consumer packaged goods (CPG) products across both brands delivered approximately $940 million in retail sales.

•

Increased diluted earnings per share and diluted adjusted earnings per share[1]: Diluted earnings per share were $2.89, an increase of 6.6% over fiscal 2018. Diluted adjusted earnings per share rose to $3.17, an increase of 9.3% over the prior fiscal year.

[1]

Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Adjusted net income is a non-GAAP measure reflecting net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments. Please refer to pages 30 and 34-35 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on February 24, 2020.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 7

Commitment to Sustainability

Dunkin’ Brands believes being a good corporate citizen is good business. We set sustainability goals to make continuous progress in the areas of responsible sourcing, sustainable packaging, energy efficiency, waste reduction, animal welfare, nutrition and other issues and have made important progress toward those goals in 2019. Sustainability is a journey and we are committed to continued progress under our three pillars: Sustainable Food, Sustainable Restaurants and Sustainable Communities.

Highlights of our Sustainability progress in 2019 include:

Coffee Sustainability. In 2018, Dunkin’ U.S. and NDCP, the franchisee-owned purchasing and distribution cooperative, became a leading funder of World Coffee Research, a non-profit

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dedicated to coffee sustainability and farmer profitability. We expect that the Dunkin’ system will donate approximately $2 million through 2022.

Currently in the U.S. and in select international markets, the Dunkin’ brand offers 100% Rainforest Alliance Certified espresso and 30% Rainforest Alliance Certified Dark Roast Coffee. In European markets, Dunkin’ restaurants serve Fair Trade certified espresso.

As a member of the Sustainable Coffee Challenge, we continue to participate in multi-stakeholder efforts to make coffee the world’s first fully sustainable agricultural product.

Improving Menu Quality and Providing Choice. Both Dunkin’ and Baskin-Robbins have eliminated artificial dyes from nearly all items on their menu. In addition, we are committed to increasing vegan and vegetarian offerings on both the Dunkin’ and Baskin-Robbins menus. Important progress made in 2019 included the following:

•	We partnered with Beyond Meat® to launch the Beyond Sausage Sandwich.

•	We launched three non-dairy, vegan[1] indulgent flavors at Baskin-Robbins: Non-Dairy Chocolate Extreme, Non-Dairy Chocolate Chip Cookie Dough and Non-Dairy Coffee Caramel Chunk.

Sustainable Palm Oil. As a member of the Roundtable on Sustainable Palm Oil (RSPO) and founding member of the North American Sustainable Palm Oil Network (NASPON), we continue to participate in efforts to advance sustainable palm oil sourcing. At the end of 2019, we published our annual progress report indicating that in 2018, 98% of palm oil purchased through NDCP was RSPO certified compared to 82% in 2017.2

Internationally, as of the end of 2019 all of our licensees had committed to buying sustainable palm oil. They developed palm oil sourcing guidelines and an action plan for implementation. Additionally, in 2018 our key suppliers for most of Europe switched to using only segregated palm oil. We are in the process of assessing our volume of palm oil purchased internationally in support of our global goal of sourcing 100% sustainably certified direct-purchased palm oil.

Dairy Sustainability

Dunkin’ and Baskin-Robbins intend to join the Dairy Sustainability Alliance®, a multi-stakeholder group consisting of representatives from across the dairy value chain, committed to leading in sustainability and furthering the dairy community’s social responsibility goals.

Animal Welfare. 100% of the chicken offered in Dunkin’ restaurants has been raised antibiotic-free following the USDA guidelines for No Antibiotics Ever. We are committed to sourcing 100% of the eggs for the Dunkin’ U.S. menu from cage-free sources by 2025. We currently source approximately 11% of the eggs for our Dunkin’ U.S. breakfast sandwiches from cage-free sources.

[1]

Baskin-Robbins definition of a vegan menu items is a food or beverage with no animal sources: no meat, fish, shellfish, milk, egg or honey products, and no enzymes and rennet from animal sources. All of Baskin-Robbins menu items (vegan and non-vegan) are prepared in the same area. Baskin-Robbins cannot guarantee that there will be no cross-contact between products or ingredients.

[2]	100% of the inputs for direct palm oil purchased through NDCP were supplier-identified as RSPO certified, but only 98% was validated as certified.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 9

Sustainable Packaging. Dunkin’ plans to eliminate all polystyrene foam cups from its global supply chain by the middle of 2020. Our elimination of foam is expected to remove approximately 1 billion foam cups annually from the waste stream. In addition, Dunkin’ U.S. is working to transition to a fully recyclable hot cup lid made of #5 polypropylene by mid-2020. The hot cup and lid transition is expected to remove approximately 19 million pounds of polystyrene from the waste stream annually. Approximately 86% and 85% of the packaging for Dunkin’ and Baskin-Robbins respectively, is either renewable, recyclable, and/or made from certified materials.

Internationally, our restaurants in the European Union (EU) are moving to more sustainable packaging per the EU single-use plastic ban. By April 2020, the United Kingdom (UK) market will have transitioned plastic straws and stirrers to sustainable alternatives.

Sustainable Building. As of the end of February 2020, we have over 500 Dunkin’ U.S. DD Green Achievement restaurants surpassing our goal of 500 by the end of 2020. Our DD Green Achievement restaurants are performing better than anticipated, reducing energy use by approximately 33% compared to a conventional Dunkin’ restaurant.

NextGen. In January 2018, we opened our first Next Generation restaurant in Quincy, MA which features a new modern design and

innovative technologies throughout. Our

new Next Generation stores are designed to meet DD Green Achievement specifications and to be at least 25% more energy efficient compared to our previous restaurant design.

Energy and Climate. As part of our commitment to reduce our environmental impact, we continue to work with consultants to measure our energy and GHG (Greenhouse Gas) emissions footprint for our corporate headquarters and Dunkin’ Brands University. Our external consultants monitor our energy and Scope 1, 2 and 3 emissions for our corporate holdings. In 2019, we saw a 60% reduction in GHG emissions compared to a 2013 baseline. As part of that reduction, our corporate facilities saw a 50% decrease and our corporate fleet saw a 26% decrease in GHG emissions.

Supplier Code of Conduct. Our Supplier Code of Conduct defines the minimum standards we require any approved supplier or vendor to abide by in order to do business with the Dunkin’ Brands system. The code constitutes the minimum required of our suppliers and is based on core International Labor Organization (ILO) conventions and the UN Guiding Principles on Business and Human Rights (UNGPs).

Dunkin’ Joy in Childhood Foundation. In addition, as part of our commitment to our local communities, the Dunkin’ Joy in Childhood Foundation has made $25 million in grants since 2006 to bring joy to kids battling hunger or illness and help improve the lives of children and families in our neighborhoods.

10 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

How Pay is Tied to Company Performance

Under our executive compensation program, a significant portion of the CEO’s and other Named Executive Officers’ annual total direct compensation is variable based on our operating performance and/or our stock price, as shown below:

In fiscal 2019, approximately 83% of our CEO’s total direct compensation was tied to equity grants and/or Company performance, with approximately 62% of the total attributable to long-term equity incentives. In addition, in fiscal 2019, approximately 67% of the average total compensation paid to our other named executive officers who were employed at the end of fiscal 2019 was tied to equity grants and/or Company performance, with 44% of the total attributable to long-term equity incentives.

For more information, see “Executive Compensation—Compensation Discussion and Analysis—Fiscal 2019 Compensation” below.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 11

PROPOSAL 1

ELECTION OF DIRECTORS

Dunkin’ Brands has a classified Board of Directors currently consisting of three Directors with terms expiring in 2020 (Class III), four Directors with terms expiring in 2021 (Class I) and three Directors with terms expiring in 2022 (Class II).

At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, three Class III Director nominees will stand for election to a three-year term expiring at the 2023 Annual Meeting. The persons named in the enclosed proxy will vote to elect Linda Boff, Irene Chang Britt, and Michael Hines as Directors unless the proxy is marked otherwise. Each of the nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

We seek nominees with established strong professional reputations, sophistication, and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as marketing and brand management; retail; consumer targeting; supply chain management; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; international operations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Two of our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

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In addition, each of our nominees has prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that each of our nominees possess the professional and personal qualifications necessary for Board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2023 (Class II Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until his or her earlier death, resignation, or removal. Ms. Chang Britt and Mr. Hines were previously elected to the board by shareholders. Ms. Boff was appointed by the Board of Directors in May 2017.

Your Board of Directors recommends that you vote FOR the election of each of the nominees as director.

Linda Boff, 58

Director since 2017

Ms. Boff serves as Chief Marketing and Communications Officer, Vice President, Learning & Development, and President of the GE Foundation for General Electric Company (“GE”), leading all communications, marketing, brand, content and digital initiatives for the company, as well as GE’s extensive learning & development work. Previously, Ms. Boff was GE’s executive director of global brand marketing. She also served as Chief Marketing Officer of iVillage Properties, part of NBC Universal. Ms. Boff joined GE in early 2004 as leader of employee marketing after 18 years of experience in marketing, advertising and communications, including senior roles at Citigroup, the American Museum of Natural History and Porter Novelli. Ms. Boff is a past Chair of The Ad Council. Ms. Boff brings significant marketing and technology expertise to the Board.

Irene Chang Britt, 57

Director since 2014

Ms. Chang Britt served as President, Pepperidge Farm, a subsidiary of Campbell Soup Company, from August 2012 to February 2015 and also held the position of Senior Vice President, Global Baking and Snacking for Campbell from May 2012 to February 2015. Ms. Chang Britt joined Campbell in 2005 and held a series of leadership positions with Campbell, including Senior Vice President and Chief Strategy Officer and President, North America Foodservice. Ms. Chang Britt currently serves on the board of directors of Tailored Brands, Inc., Brighthouse Financial Inc., and Amica Senior Lifestyles Inc., and formerly served on the board of Sunoco, Inc. and TerraVia Holdings Inc. Ms. Chang Britt brings to the Board a deep knowledge of the consumer packaged goods category, and extensive executive experience.

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Michael Hines, 64

Director since 2011

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and of The TJX Companies, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Directors with Terms Expiring in 2021 (Class I Directors)

David Hoffmann, 52

Director since 2018

David Hoffmann was named Chief Executive Officer of Dunkin’ Brands in July 2018. Mr. Hoffmann joined Dunkin’ Brands in October 2016 as President, Dunkin’ Donuts U.S. and Canada. Prior to joining Dunkin’ Brands, Mr. Hoffmann served as President, High Growth Markets, for McDonald’s Corporation. Mr. Hoffmann served as an executive for McDonald’s Corporation for 19 years in increasing areas of responsibility, including Senior Vice President and Restaurant Support Officer for APMEA, Vice President of Strategy, Insights and Development for APMEA and Executive Vice President of McDonald’s Japan. As our Chief Executive Officer, Mr. Hoffmann brings deep understanding of all aspects of the Company, as well as extensive operational and management experience in the quick service restaurant industry.

Mark Nunnelly, 61

Director since 2006

Until May 2018, Mr. Nunnelly served as Special Advisor to the Governor and Secretary of the Executive Office of Technology Services and Security for the Commonwealth of Massachusetts. Previously, Mr. Nunnelly was Commissioner of the Department of Revenue for The Commonwealth of Massachusetts, and prior to that was a Managing Director at Bain Capital Partners, LLC (“Bain Capital”) until 2014. Prior to joining Bain Capital in 1989, Mr. Nunnelly was a Partner at Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. Mr. Nunnelly serves on the board of directors of Genpact, Inc., as well as several not-for-profit corporations, and formerly served on numerous public and private boards, including Domino’s Pizza, Inc., Bloomin’ Brands, Inc. and Warner Music Group Corp. Mr. Nunnelly brings significant experience in product and brand management, as well as service on the boards of other public companies, including companies in the quick service restaurant business, to the Board.

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Roland Smith, 65

Director since 2017

Mr. Smith previously served as Chairman and Chief Executive Officer of Office Depot, Inc., a leading global provider of products, services, and solutions for every workplace, from November 2013 until February 2017. Prior to joining Office Depot, Mr. Smith served as the President and Chief Executive Officer of Delhaize America, LLC, the U.S. division of Delhaize Group, and Executive Vice President of Delhaize Group, an international food retailer, from October 2012 to September 2013. Mr. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011 and served as President and Chief Executive Officer from July 2011 to September 2011. Mr. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc. from September 2008 to July 2011. Mr. Smith also served as Chief Executive Officer of Triarc Companies, Inc. from June 2007 to September 2008, and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner, operator and franchisor, from April 2006 to July 2011. Mr. Smith currently serves as Chairman of the Board of 24 Hour Fitness USA, Inc. and Big Jack Holdings Corp. He previously served as Director and Chairman of the Board of Office Depot, Director and Chairman of the Board of Carmike Cinemas, Inc., Director of The Wendy’s Company, and Director of Wendy’s/Arby’s Group, Inc. Mr. Smith brings extensive chief executive experience, including within the QSR industry, to the Board and has served previously on multiple public company boards.

Carl Sparks, 52

Director since 2013

Mr. Sparks previously served as Chief Executive Officer of Academic Partnerships, one of the leading companies in helping public universities migrate to online student recruitment and course delivery. Prior to that role, Mr. Sparks served as the Chief Executive Officer of Travelocity Global, one of the leading companies in online travel, and a division of Sabre Inc., from April 2011 through April 2014. Prior to joining Travelocity, he served as President of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served for five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles, including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Mr. Sparks is currently a director of Avis Budget Group, Inc., and previously served as a director of Vonage Holdings Corp. Mr. Sparks brings expertise in digital marketing, brand management, as well as executive experience, to the Board.

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Directors with Terms Expiring in 2022 (Class II Directors)

Raul Alvarez, 64

Director since 2012

Mr. Alvarez is an Operating Partner at Advent International Corporation and previously served as Chairman of the Board at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez is a director at Lowe’s Companies, Inc., and Eli Lilly and Company and previously served as a director of Realogy Holdings Corp. from 2013 until 2018 and as a director of McDonald’s Corporation and KeyCorp until 2009. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez brings significant experience in the quick service restaurant industry as well as executive leadership experience to the Board.

Anthony DiNovi, 57

Director since 2006

Mr. DiNovi is Co-President of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Within the past five years, Mr. DiNovi has served as a director of West Corporation. Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Nigel Travis, 70

Director since 2009

Mr. Travis served as Chief Executive Officer of Dunkin’ Brands from January 2009 until July 2018 and has served in the additional role of Chairman of the Board since May 2013. He served as Executive Chairman from July 2018 until December 31, 2018 and since January 1, 2019 has continued his service as Non-Executive Chairman. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer, and on the board of directors of Papa John’s International, Inc., a publicly-traded international pizza chain. Prior to Papa John’s, Mr. Travis was with Blockbuster, Inc. from 1994 to 2004, where he served in increasing roles of responsibility, including President and Chief Operating Officer. Mr. Travis previously held numerous senior positions at Burger King Corporation. Mr. Travis currently serves as a director for Office Depot, Inc., Advance Auto Parts, Inc. and Abercrombie & Fitch Co. Mr. Travis has informed Office Depot that he will not stand for re-election at that company’s 2020 annual meeting of shareholders. As our former Chief Executive Officer, Mr. Travis brings to the board a deep understanding of the Company, as well as domestic and international experience with franchised businesses in the quick service restaurant and retail industries.

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BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

Our Board of Directors has established an audit committee, a compensation committee and a nominating & corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by our Board of Directors. The members of each committee are appointed by the Board and serve until their successors are elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

Our Board of Directors held 5 meetings in fiscal 2019. During fiscal 2019, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

During fiscal 2019, the Board had three standing committees: Audit, Compensation and Nominating & Corporate Governance. The table below provides information about the membership of these committees during fiscal 2019:

Name	Audit		Compensation		Nominating & Corporate Governance
Raul Alvarez			X	*
Linda Boff			X
Irene Chang Britt	X				X	*
Anthony DiNovi			X
Michael Hines	X	*			X
David Hoffmann
Mark Nunnelly			X
Carl Sparks	X
Nigel Travis
Roland Smith					X
Number of meetings during fiscal 2019	8		5		3

*	Chair

Audit Committee

The Audit Committee’s primary duties and responsibilities are to:

•

Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, audit-related, tax and other permissible non-audit services and review and appraise the audit efforts of our independent accountants;

•	Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and

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anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The Audit Committee consists of Ms. Chang Britt, Mr. Hines and Mr. Sparks. The Board has determined that each member of the Audit Committee is an independent director pursuant to the requirements of the Sarbanes-Oxley Act of 2002, Nasdaq and all other applicable laws and regulations and that Mr. Hines is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Mr. Hines serves as chair of the Audit Committee. Our Board of Directors has adopted a written charter under which the Audit Committee operates. A copy of the charter is available on our website.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board of Directors in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s benefit and equity-based compensation programs. The Compensation Committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. Under the committee charter, the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser only after conducting an independence assessment of such advisor as required under Nasdaq rules. The Compensation Committee consists of Mr. Alvarez, Ms. Boff, Mr. DiNovi and Mr. Nunnelly. Mr. Alvarez serves as chair of the Compensation Committee. The Board has determined that each member of the Compensation Committee is an independent director as defined under SEC and Nasdaq rules. Our Board of Directors has adopted a written charter under which the Compensation Committee operates. A copy of the charter is available on our website.

Nominating & Corporate Governance Committee

The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become members of the Board of Directors, to recommend director nominees for each annual meeting of shareholders, to recommend nominees for election to fill any vacancies on the Board of Directors, and to address related matters. The Nominating & Corporate Governance committee reviews and recommends to the Board of Directors any required changes to the corporate governance principles applicable to the Company and is responsible for leading the annual review of the Board’s performance. The Nominating &

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Corporate Governance Committee consists of Ms. Chang Britt, Mr. Hines, and Mr. Smith. Ms. Chang Britt serves as chair of the Nominating & Corporate Governance Committee. The Board has determined that each member of the Nominating & Corporate Governance Committee is an independent director as defined under Nasdaq rules. Our Board of Directors has adopted a written charter under which the Nominating & Corporate Governance Committee operates. A copy of the charter is available on our website.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Dunkin’ Brands. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Dunkin’ Brands. The Board believes that evaluating the executive team’s management of the various risks confronting Dunkin’ Brands is one of its most important areas of oversight.

In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, cybersecurity, major litigation and other matters that may present material risks to the Company’s operations, plans, prospects or the Company’s or either of our brands’ reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Nominating & Corporate Governance reviews the progress and associated risks and opportunities related to the Company’s sustainability initiatives.

CORPORATE GOVERNANCE

Board Independence. The Board evaluates any relationships of each director and nominee with Dunkin’ Brands and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of Nasdaq. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Dunkin’ Brands. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that each current member of our Board of Directors, with the exception of Mr. Hoffmann, our Chief Executive Officer, and Mr. Travis, our Non-Executive Chairman (who served as our Chief Executive Officer until July 2018), is independent under the governance and listing standards of Nasdaq.

Board Expertise and Diversity. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent

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guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provide that the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating & Corporate Governance Committee and the Compensation Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings. The Board and each committee completed these evaluations during 2019.

Board Nominees. Under its charter, our Nominating & Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Nominating & Corporate Governance Committee considers properly submitted recommendations for candidates to the Board of Directors from shareholders. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day nor earlier than the 90th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Any shareholder recommendations for consideration by the Nominating & Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Dunkin’ Brands within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication of willingness to provide such other information as the Nominating & Corporate Governance Committee may reasonably request. Recommendations should be sent to W. David Mann, Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021. The Nominating & Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating & Corporate

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Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. Nigel Travis served as Chief Executive Officer of Dunkin’ Brands from January 2009 until July 2018 and has served in the additional role of Chairman of the Board since May 2013. David Hoffmann replaced Mr. Travis as Chief Executive Officer of Dunkin’ Brands in July 2018. At that time, the Board determined to separate the Chairman role from the Chief Executive Officer role. Mr. Travis served as Executive Chairman until December 31, 2018 and since January 1, 2019 has continued his service as Non-Executive Chairman. Mr. Raul Alvarez continues to serve as lead independent director. As lead independent director, Mr. Alvarez has the power to provide formal input into Board meeting agendas, to call meetings of the independent directors, and to preside at meetings of independent directors, as well as playing a key role in management and succession planning. At this time, the Board believes that the separation of Chairman and Chief Executive Officer roles as part of a governance structure that includes a lead independent director, as well as the exercise of key Board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our shareholders.

Majority Voting. In February 2020, our Board amended and restated our bylaws to provide for majority voting in uncontested elections of directors. In uncontested elections, our amended and restated bylaws require that directors be elected only if the number of votes which are cast “for” his or her election exceed the number of votes “against” his or her election. Our Corporate Governance Guidelines provide that, in an uncontested election of directors, any incumbent director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating & Governance Committee shall make a recommendation to the Board and the Board shall determine whether or not to accept such resignation within a period of 90 days following the shareholder vote, and will promptly publicly disclose its decision to accept or reject the resignation and, if rejected, the reasons for doing so.

Policies Relating to Directors. It is our policy that when a director’s principal occupation or business association changes during his or her tenure as a director, that director shall tender his or her resignation from the Board to the Chairman of the Board, with a copy to the Secretary, and the Board shall determine whether or not to accept such resignation. We also require directors to notify the Secretary of the Board prior to joining another board of directors where the potential for conflict exists. In addition, it is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re-election. We expect each of our directors to attend the annual meeting of shareholders, and in 2019, each of our directors did attend.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code of Conduct”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code of Conduct covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code of Conduct is posted on our website, which is located at http://investor.dunkinbrands.com. We intend to

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disclose any future amendments to, or waivers from, the Code of Conduct for Dunkin’ Brands executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

Shareholder Engagement. We have a strong shareholder engagement program and value shareholder input. We have regular, transparent communication with our shareholders throughout the year to ensure we are addressing their questions and concerns. We engage with shareholders through our quarterly earnings calls, investment community conferences, road shows and other communications channels. In 2019, our management team had approximately 250 interactions with analysts and investors, including meetings, industry conferences, restaurant tours and governance-focused events.

Communications with Directors. Shareholders and other interested parties may communicate directly with the Board or the independent directors as a group or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, Massachusetts 02021. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Code of Business Ethics and Conduct, and charters for our Audit, Compensation and Nominating & Corporate Governance Committee are available on our website at http://investor.dunkinbrands.com.

SUSTAINABILITY & CORPORATE SOCIAL RESPONSIBILITY

At Dunkin’ Brands, we believe that being a socially responsible company is good business. We set sustainability goals as we strive to make continuous progress in the areas of responsible sourcing, sustainable packaging, energy efficiency, waste reduction, animal welfare, nutrition and other issues, and we made important progress toward those goals in 2019. Sustainability is a journey and we are committed to continued progress under our three pillars: Sustainable Food, Sustainable Restaurants and Sustainable Communities.

Sustainable Coffee. In 2018, Dunkin’ U.S. and NDCP, the franchisee-owned purchasing and distribution cooperative, became a leading funder of World Coffee Research, a non-profit dedicated to coffee sustainability and farmer profitability. We expect that the Dunkin’ system will donate approximately $2 million dollars through 2022.

•

Since 2010, Dunkin’ has donated more than $400,000 to Rainforest Alliance for projects to support sustainable coffee and tea farms throughout the world. Most recently, the Rainforest Alliance used these funds for a project to protect water sources of smallholder coffee producers in Peru.

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•

Currently in the U.S. and in select international markets, Dunkin’ offers 100% Rainforest Alliance Certified espresso, and 30% Rainforest Alliance Certified Dark Roast Coffee. In European markets, Dunkin’ restaurants serve Fair Trade certified espresso.

•	As a member of the Sustainable Coffee Challenge, we continue to participate in multi-stakeholder efforts to make coffee the world’s first fully sustainable agricultural product.

Improving Menu Quality and Providing Choice. As of December 2018, both Dunkin’ and Baskin-Robbins had eliminated artificial dyes from nearly all items on their menu. In addition, we are committed to increasing vegan and vegetarian offerings on both the Dunkin’ and Baskin-Robbins menus. Highlights from 2019 include:

•	Dunkin’ partnered with Beyond Meat® to launch the Beyond Sausage Sandwich.

•	Baskin-Robbins launched three non-dairy, vegan[3] indulgent flavors: Non-Dairy Chocolate Extreme, Non-Dairy Chocolate Chip Cookie Dough and Non-Dairy Coffee Caramel Chunk.

Sustainable Palm Oil: As a member of the Roundtable on Sustainable Palm Oil (RSPO) and founding member of the North American Sustainable Palm Oil Network (NASPON), we continue to participate in efforts to advance sustainable palm oil sourcing. At the end of 2019 we published our annual progress report indicating that in 2018, 98% of palm oil purchased through NDCP was RSPO certified compared to 82% in 2017.4 We are currently working to verify our certified palm oil for our international markets and expect to have these results in our 2020 Progress Report.

Internationally, as of the end of 2019 all of our licensees had committed to buying sustainable palm oil. They developed palm oil sourcing guidelines and an action plan for implementation. Additionally, in 2018 our key suppliers for most of Europe switched to using only segregated palm oil. We are in the process of assessing our volume of palm oil purchased internationally in support of our global goal of sourcing 100% sustainably certified direct-purchased palm oil.

Dairy Sustainability

Dunkin’ and Baskin-Robbins intend to join the Dairy Sustainability Alliance®, a multi-stakeholder group consisting of representatives from across the dairy value chain, committed to leading in sustainability and furthering the dairy community’s social responsibility goals.

Animal Welfare. As of December 2018, 100% of the chicken offered in Dunkin’ restaurants has been raised antibiotic-free following the USDA guidelines for No Antibiotics Ever. We are committed to source 100% of the eggs for the Dunkin’ U.S. menu from cage-free sources by 2025. We currently source approximately 11% of the eggs for our U.S. breakfast sandwiches

[3]

Baskin-Robbins definition of a vegan menu items is a food or beverage with no animal sources: no meat, fish, shellfish, milk, egg or honey products, and no enzymes and rennet from animal sources. All of Baskin-Robbins menu items (vegan and non-vegan) are prepared in the same area. Baskin-Robbins cannot guarantee that there will be no cross-contact between products or ingredients.

[4]	100% of the inputs for direct palm oil purchased through NDCP were supplier-identified as RSPO certified, but only 98% was validated as certified.

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from cage-free sources. In 2015, we committed to source gestation crate-free pork by the end of 2022. We issued our first progress report in December 2018. Since we announced our animal welfare commitments, we have been working with our U.S. based suppliers to track industry efforts as well as progress within our own supply chain.

Sustainable Packaging. Dunkin’ plans to eliminate all polystyrene foam cups from its global supply chain by the middle of 2020. Our elimination of foam is expected to remove approximately 1 billion foam cups annually from the waste stream.

•	Dunkin’ U.S. is working to transition to a fully recyclable hot cup lid made of #5 polypropylene by mid-2020.

•	The hot cup and lid transition is expected to remove approximately 19 million pounds of polystyrene from the waste stream annually.

•

Currently, 86% of Dunkin’ and 85% of Baskin-Robbins U.S. packaging is made from renewable, recyclable and/or certified materials. We continue to work with our suppliers with the goal of getting to 100%.

•

For plastic, increasing the recyclability and reducing our consumption is a top priority. We remain committed to finding a long-term sustainable alternative to our single-use plastic packaging, including straws, that meets our guests’ expectations and reduces environmental impacts.

•	We are committed to increasing the amount of recycled and certified content in our packaging–since 2018 we have used only certified paperboard.

•

Since 2013, we have distributed over 6 million reusable mugs to Dunkin’ guests and continue to encourage our guests to bring in their reusable mugs. Over the past two years, we served over 31.6 million beverages to our guests in reusable mugs.

•

In 2019 we launched stainless streel reusable straws in participating Dunkin’ U.S. restaurants. Our uniquely-branded pink and orange straws are made of high-quality stainless steel, come four to a pack and include a cleaner brush and reusable carrying pouch.

•

Internationally, our restaurants in the European Union (EU) are moving to more sustainable packaging per the EU single-use plastic ban. By April 2020, the United Kingdom (UK) market will have transitioned plastic straws and stirrers to sustainable alternatives.

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Sustainable Building: As of the end of February 2020, we have over 500 Dunkin’ U.S. DD Green Achievement restaurants surpassing our goal of 500 by the end of 2020. Our DD Green Achievement restaurants are performing better than anticipated, reducing energy use by approximately 33% compared to a conventional Dunkin’ restaurant.

In January 2018, we opened our first Next Generation concept store in Quincy, MA which features a new modern design and innovative technologies throughout. Modern design elements include the first drive-thru exclusively for mobile ordering, fully integrated digital kiosks, new crew attire designed by Life is Good®, and a tap system serving cold beverages such as coffees, iced teas, cold brew coffee and nitrogen-infused cold brew coffee. Our new Next Generation stores are designed to meet DD Green Achievement specifications and to be at least 25% more energy efficient compared to our previous restaurant design.

Energy and Climate. As part of our commitment to reduce our environmental impact, we continue to work with consultants to measure our energy and GHG (Greenhouse Gas) emissions footprint for our corporate headquarters and Dunkin’ Brands University. Our external consultants monitor our energy and Scope 1, 2 and 3 emissions for our corporate holdings. In 2019, we saw a 60% reduction in GHG emissions compared to a 2013 baseline. As part of that reduction, our corporate facilities saw a 50% decrease and our corporate fleet saw a 26% decrease in GHG emissions

Supplier Code of Conduct. Our Supplier Code of Conduct defines the minimum standards we require any approved supplier or vendor to abide by in order to do business with the Dunkin’ Brands system. The code constitutes the minimum required of our suppliers and is based on core International Labor Organization (ILO) conventions and the UN Guiding Principles on Business and Human Rights (UNGPs). Failure to comply with this Code will be sufficient cause for Dunkin’ Brands to immediately require corrective action or to revoke a supplier’s approval status.

Dunkin’ Joy in Childhood Foundation. As part of our commitment to our local communities, the Dunkin’ Joy in Childhood Foundation has made $25 million in grants since 2006 to bring joy to kids battling hunger or illness and help improve the lives of children and families in our neighborhoods.

Dunkin’ Brands Sustainability reports, available on our website at www.dunkinbrands.com/responsibility, provide an overview of our sustainability goals and progress since 2010. Our most recent Sustainability report was published in July 2019 and is available on our website. The 2019-2020 Sustainability report will be published on our website in 2021.

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Transactions with Related Persons

Under the Code of Business Ethics and Conduct, the Board is responsible for reviewing and approving or ratifying any transaction in which Dunkin’ Brands and any of our directors, director nominees, executive officers, 5% or greater shareholders or their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Board considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for Dunkin’ Brands entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Board may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Board.

Compensation of Directors

Non-Employee Director Compensation Program

We designed our non-employee director compensation program with input from the Compensation Committee’s independent compensation consultant, Pearl Meyer, to provide a level of compensation to our non-employee directors that is at the median of our peer group used for executive compensation purposes. Under our non-employee director compensation program, each member of our Board who is not an employee of the Company is eligible to receive compensation for his or her service as a director. Non-employee directors receive an annual Board retainer, inclusive of Board meeting fees, of $70,000. In addition, each Committee chair and each member of our three standing Board committees, receives an additional cash retainer. The annual cash retainer program for 2019 was structured as follows (pro-rated for years of partial service):

Board and Committee Fees	2018 Amounts	2019 Amounts*
Board Retainer	$70,000	$70,000
Audit Committee Member	$10,000	$12,500
Audit Committee Chair	$20,000	$25,000
Compensation Committee Member	$7,500	$10,000
Compensation Committee Chair	$15,000	$20,000
N&CG Committee Member	$5,000	$7,500
N&CG Chair	$10,000	$15,000
Lead Director	$65,000	$65,000

*

In 2019, Pearl Meyer updated its competitive analysis of the compensation paid to our Committee chairs and members. Based on the updated competitive analysis, which showed that the compensation paid to our Committee chairs and members was below the median of our peer group used for executive compensation purposes in 2019, in May 2019, the Compensation Committee recommended, and the Board approved, the increases to Committee retainers set forth above.

In addition, the Board may approve additional compensation for our non-employee directors in recognition of significant time and additional responsibilities undertaken by a director, as it did for Mr. Alvarez during our 2019 fiscal year, as described below.

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In addition to cash retainers, all non-employee directors receive an annual grant of restricted stock units (“RSUs”) on the date of our annual meeting of shareholders (or upon the appointment of the director if such appointment occurs other than in connection with an annual meeting). In May 2019, informed by the updated competitive analysis from Pearl Meyer which showed that the compensation paid to our non-employee directors was below the median of our peer group used for executive compensation purposes, the Compensation Committee recommended and the Board approved an increase in the grant date fair market value of these RSU grants from approximately $110,000 to approximately $120,000. RSUs granted to our non-employee directors become fully vested on the first anniversary of the date of grant, subject to the director’s continued service through the vesting date. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and Committee meetings.

We maintain two non-qualified deferred compensation plans: the Dunkin’ Brands Non-Qualified Deferred Compensation Plan (the “NQDC Plan I”) and the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan II (the “NQDC Plan II”), which we refer to collectively as the “Deferred Compensation Plan”. The NQDC Plan II replaced the NQDC Plan I effective as of January 1, 2015 with respect to deferrals made after that date. Under the Deferred Compensation Plan, a non-employee director may elect to defer all or part of the cash we would otherwise pay him or her and/or the shares of our common stock he or she would otherwise receive upon settlement of his or her RSUs. Amounts deferred by a non-employee director under the Deferred Compensation Plan are credited to a deferred stock unit account, which is credited with dividend equivalents upon the payment of any dividends by us to our shareholders. All amounts deferred under the Deferred Compensation Plan are only distributable upon the termination of the non-employee director’s Board service. During fiscal 2019, Messrs. Alvarez, DiNovi, Hines, Nunnelly and Sparks and Mss. Boff and Chang Britt elected to defer cash and/or RSUs under the Deferred Compensation Plan.

Non-Executive Chairman Compensation

Effective January 1, 2019, Mr. Travis transitioned to the role of Non-Executive Chairman of the Board. In connection with this appointment, the Compensation Committee, with advice from Pearl Meyer, approved an annual cash retainer of $400,000 for Mr. Travis’s service in this position. Mr. Travis is also eligible to receive the annual grant of RSUs, as described above. Other than this annual retainer and equity grant, Mr. Travis receives no other compensation in respect of his service as a director. Pursuant to their terms, any equity awards held by Mr. Travis as of January 1, 2019 continue to vest based on his service as a director.

In determining Mr. Travis’ compensation, the Compensation Committee took into consideration peer group data as described above, as well as the role Mr. Travis performs for the Company, which entails providing support to the Company in excess of what is expected of a typical Non-Executive Chairman. For example, Mr. Travis serves as a representative for the Company in certain government affairs activities at a national and state level, including direct participation in meetings with members of Congress, as well as regulatory agencies including the Small Business Administration.

This compensation arrangement will be reviewed annually, with the first review occurring in May of 2020.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 27

Special Cash Retainer for Mr. Alvarez

In 2019, Mr. Alvarez agreed to assist the Company in advancing our interests with our Baskin-Robbins joint venture in Japan. Mr. Alvarez devoted significant additional time, including business trips to Japan, to represent our interests, as well as extensive in-person and telephonic coaching and guidance to our Japan-based senior leadership.

In recognition of the additional time devoted by Mr. Alvarez on this project, which is in excess of what would be expected of a typical Lead Director, the Compensation Committee recommended, and the Board approved an additional director fee of $110,000 for Mr. Alvarez for 2019. The Company also reimbursed him for expenses incurred in traveling to Japan.

The Company has asked Mr. Alvarez to continue to assist the Company in this manner for at least the first half of 2020. Any compensation decisions with respect to Mr. Alvarez’s additional time and duties in 2020 will be made in 2020.

Director Compensation for 2019

The following table sets forth information concerning the compensation awarded to, earned by or paid to our non-employee directors during our 2019 fiscal year. Directors who are employees of the Company do not receive any fees for their service as directors. Mr. Hoffmann’s compensation for 2019 is included with that of our other named executive officers below in “Executive Compensation.”

Name	Fees Paid or Earned in Cash(1)	Stock Awards(2)	Total
Raul Alvarez(3)	$263,139	$120,042	$383,181
Linda Boff	$79,069	$120,042	$199,111
Irene Chang Britt	$94,708	$120,042	$214,750
Anthony DiNovi	$79,069	$120,042	$199,111
Michael Hines	$99,708	$120,042	$219,750
Mark Nunnelly	$79,069	$120,042	$199,111
Roland Smith	$76,569	$120,042	$196,611
Carl Sparks	$81,569	$120,042	$201,611
Nigel Travis	$400,000	$120,042	$520,042

(1)

Reflects annual Board retainer and any Committee fees earned by each non-employee director during fiscal 2019. All cash retainer payments are made quarterly in arrears. Amounts shown in this table are not reduced to reflect the director’s election, if any, to defer receipt of his or her cash retainer payments under the Deferred Compensation Plan.

(2)

Reflects the grant date fair value of RSUs granted to non-employee directors as determined under FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value of each award received was calculated by multiplying the number of RSUs granted to the director by the accounting value of each RSU in accordance with FASB ASC Topic 718. These amounts represent the value of the annual equity award we granted to our non-employee directors in accordance with our non-employee director compensation program described above and reflect rounding up in the number of RSUs granted to avoid the grant of fractional units. As of December 28, 2019, each of our non-employee directors other than Mr. Travis held 1,645 RSUs that will vest on May 15, 2020, subject to continued service on the Board through the vesting date. As of December 28, 2019, Mr. Travis held 1,645 RSUs that will vest on May 15, 2020, subject to

28 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

continued service on the Board through the vesting date. In addition, in respect to his former service as Chief Executive Officer, Mr. Travis held options to purchase 662,386 shares of our common stock and 33,146 PSUs. None of our non-employee directors held any other stock awards or held any stock options as of December 28, 2019.
(3)

In recognition of the substantial time and effort expended by Mr. Alvarez on our Baskin-Robbins Japan joint venture, the Board approved an additional director fee for him for 2019 in the amount of $110,000, as described above. The amount of fees earned or paid in cash shown for him includes his annual cash retainer payment of $70,000 for Board service, the $110,000 additional fee, $65,000 for his role as Lead Director, and $18,139 as compensation for his role as Compensation Committee chair, which he performed for all of 2019, but which was increased in May 2019 as noted above.

Director Ownership Guidelines

Under our director ownership guidelines, each non-employee director is expected to own shares of our common stock in an amount equal to five times the director’s annual cash retainer. Each director is expected to reach this ownership level within five years of first becoming a director or first being designated as a non-employee director. “Ownership” for this purpose includes shares owned directly as well as share equivalents, including shares credited to a non-employee director’s stock unit account under the Deferred Compensation Plan. As of the end of fiscal 2019, each of our non-employee directors have met the director ownership guidelines within the required timeframe.

Equity Compensation Plan Information

Securities authorized for issuance under our equity compensation plans

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)(4)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)(4)
Equity compensation plans approved by security holders	3,047,854	$50.01	3,041,353
Equity compensation plans not approved by security holders	—	—	—
TOTAL	3,047,854	$50.01	3,041,353

(1)

Consists of 2,694,276 shares issuable upon exercise of outstanding options, 202,512 shares issuable upon vesting of outstanding restricted stock units, and 151,066 shares issuable upon vesting of performance stock units under approved plans.

(2)

The weighted-average exercise price takes into account 353,578 shares under approved plans issuable upon vesting of outstanding restricted stock units and performance stock units, which have no exercise price. The weighted average exercise price solely with respect to stock options outstanding under the approved plans is $56.58.

(3)

Consists of 2,636,970 shares remaining available for issuance under the Company’s 2015 Omnibus Long-Term Incentive Plan and 404,383 shares remaining available for issuance under the Company’s employee stock purchase plan.

(4)	Amounts exclude the impact of a maximum 97,087 of incremental shares that may be issuable upon vesting based on the level of performance achieved related to performance stock units.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 29

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 19, 2020 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and named executive officer, and (iii) all directors and executive officers as a group. Unless otherwise noted, the address for each individual is c/o Dunkin’ Brands Group, Inc. 130 Royall Street, Canton, MA 02021.

Name	Number of Shares(1)	Percentage
Beneficial holders of 5% or more of our outstanding coming stock:
BlackRock, Inc.(2)	8,427,002	10.3%
The Vanguard Group(3)	7,570,139	9.2%
T. Rowe Price Associates(4)	6,848,297	8.3%
Janus Henderson Group PLC(5)	5,917,775	7.2%

Directors and executive officers:
David Hoffmann	244,888	*
Kate Jaspon	109,788	*
Scott Murphy	150,917	*
David Mann	10,739	*
John Clare(6)	29,395	*
Tony Weisman(7)	—	*
Raul Alvarez	16,577	*
Linda Boff	5,320	*
Irene Chang Britt	11,845	*
Anthony DiNovi	14,838	*
Michael Hines	20,323	*
Mark Nunnelly	14,838	*
Roland Smith	5,065	*
Carl Sparks	13,458	*
Nigel Travis	671,215	*
All Directors and Executive Officers as a Group (19 persons)	1,538,416	1.8%

*	Indicates less than 1%
(1)

Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following persons had the right to acquire on March 19, 2020 or within sixty (60) days thereafter through the exercise of stock options: Mr. Hoffmann (218,148), Mr. Travis (500,664), Ms. Jaspon (104,058), Mr. Clare (12,885), Mr. Mann (9,379), Mr. Murphy (138,975) and all directors and executive officers as a group (1,116,742). Includes shares of restricted common stock or restricted stock units subject to vesting conditions: Mr. Alvarez (1,645), Ms. Boff (1,645), Ms. Chang Britt (1,645), Mr. DiNovi (1,645), Mr. Hines (1,645), Mr. Nunnelly (1,645), Mr. Smith (1,645), Mr. Sparks (1,645), Mr. Travis (1,645) and all directors and executive officers as a group (14,805). Excludes deferred stock units held in the company’s non-qualified deferred compensation plan: Mr. Alvarez (17,072), Ms. Boff (738), Ms. Chang Britt (9,276), Mr. DiNovi (9,950), Mr. Nunnelly (3,660), and Mr. Sparks (9,337).

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(2)

The information regarding BlackRock, Inc. (“BlackRock”) is based solely on information included in Amendment No. 4 to its Schedule 13G filed by BlackRock with the SEC on January 10, 2020, which reflects sole voting power as to 7,964,914 shares and sole dispositive power as to 8,427,002 shares. BlackRock reported its address as 55 East 52nd Street, New York, New York 10055.

(3)

The information regarding The Vanguard Group (“Vanguard”) is based solely on information included in Amendment No. 6 to its Schedule 13G filed by Vanguard with the SEC on February 12, 2020, which reflects sole voting power as 47,214 shares, shared voting power as to 11,959 shares, sole dispositive power as to 7,521,357 shares, and shared dispositive power as to 48,782 shares. Vanguard reported its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

The information regarding T. Rowe Price Associates (“T. Rowe”) is based solely on information included in Amendment No. 3 to its Schedule 13G filed by T. Rowe with the SEC on February 14, 2020, which reflects sole voting power as to 2,291,073 shares and sole dispositive power as to 6,848,297 shares. T. Rowe reports its address as 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)

The information regarding Janus Henderson Group PLC (“Janus”) is based solely on information included in Amendment No. 3 to its Schedule 13G filed by Janus with the SEC on February 13, 2020, which reflects shared voting and dispositive power as to 5,917,775 shares. Janus reported its address as 201 Bishopsgate EC2M 3AE, United Kingdom.

(6)	Mr. Clare’s employment with the company ended on March 13, 2020.
(7)	Mr. Weisman’s employment with the company ended on December 1, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any greater than 10% beneficial owners to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during fiscal year 2019, except that a delay in a transaction notification by the broker for John Varughese, our Senior Vice President, International, led to the late filing of a Form 4 for Mr. Varughese disclosing the exercise of a stock option and the sale of the underlying shares of common stock.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 31

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 33 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2019. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Dunkin’ Brands Group, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

•

Enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board will continue to ask shareholders to cast a non-binding, advisory vote on the compensation paid to our named executive officers every year until the next shareholder vote on the frequency of such advisory vote, which is currently expected to be held no later than the 2024 Annual Meeting of Shareholders.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on

Named Executive Officer Compensation.

32 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies used to determine, and our decisions made with respect to, the compensation of our executive officers who are named in the “Summary Compensation Table” as well as the most important factors relevant to an analysis of those policies and decisions. Our “named executive officers” for fiscal 2019 are:

•	David Hoffmann, Chief Executive Officer

•	Katherine Jaspon, Chief Financial Officer

•	Scott Murphy, President, Dunkin’ Americas(1)

•	W. David Mann, Senior Vice President and Chief Legal Officer(2)

•	John Clare, Former Senior Vice President and Chief Information and Strategy Officer(3)

•	Tony Weisman, Former Senior Vice President and Chief Marketing Officer, Dunkin U.S.(4)

(1)	Mr. Murphy was promoted to the position of President, Dunkin’ Americas on December 1, 2019. Prior to such promotion Mr. Murphy served as Senior Vice President, Chief Operating Officer, Dunkin’ U.S.
(2)	Mr. Mann was hired as Senior Vice President, Chief Legal Officer on March 11, 2019.
(3)	Mr. Clare’s employment as Chief Information and Strategy Officer ended as of March 13, 2020.
(4)	Mr. Weisman’s employment as Chief Marketing Officer, Dunkin’ U.S. ended as of December 1, 2019.

Summary overview of compensation and fiscal 2019 performance

Our compensation strategy focuses on providing a total compensation package that will attract and retain high-caliber executive officers and employees, provide incentives for them to achieve Company and individual performance goals, and align management, employee and shareholder interests over both the short-term and long-term. Our approach to executive compensation reflects our focus on long-term value creation. We believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our shareholders will benefit along with the executives who helped create this value. The unfolding COVID-19 crisis and its impact on the economy and our business will be taken into account in reviewing and setting the compensation of named executive officers as we go forward.

Compensation philosophy

Our compensation philosophy centers upon:

•	attracting and retaining industry-leading talent by targeting compensation levels that are competitive when measured against other companies within our industry;

•	linking compensation actually paid to the achievement of our financial, operating and strategic goals;

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 33

•	rewarding individual performance and contribution to our success; and

•

aligning the interests of our executive officers with those of our shareholders by delivering a significant portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

Each of the key elements of our executive compensation program is discussed in more detail below. The elements of our executive compensation program are intended to be complementary and to collectively serve the compensation objectives described above. We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of cash and non-cash compensation. The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of these executives.

At our 2019 annual meeting of shareholders, approximately 99% of the votes cast on our “say on pay” proposal were in favor of the compensation of our named executive officers. The Compensation Committee considered this positive support for our compensation practices and continued to make its compensation-related decisions in fiscal 2019 consistent with the Company’s stated executive compensation philosophy.

Our compensation and governance practices

Described below are some of the practices we consider good governance features of our executive compensation program.

Risk Mitigation - Our executive compensation program includes a number of controls that mitigate risk, including executive stock ownership and holding requirements and our ability to recover compensation paid to executives in certain circumstances, each as described below.

Robust Shareholder Engagement - We have regular, transparent communication with our shareholders throughout the year to ensure we are addressing their questions and concerns. We engage with shareholders through our quarterly earnings calls, investment community conferences, road shows and other communications channels. In 2019, our management team had approximately 250 interactions with analysts and investors, including meetings, industry conferences, restaurant tours and governance-focused events.

Compensation Clawback - Under our Incentive Compensation Recoupment policy, we can recover cash- or equity-based compensation paid to executives in various circumstances, including where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent financial restatement (see “Clawbacks; risk assessment” below).

Performance-Based Long-Term Incentive Compensation - In 2019, the regular annual equity awards granted to our Chief Executive Officer and other named executive officers were comprised of a mix of time-vesting non-qualified stock options that vest in equal annual installments over four years and performance stock units (“PSUs”) that vest after three years based on the achievement of pre-determined performance targets. Mr. Mann was granted an additional equity award in the form of RSUs in connection with his hire.

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No Hedging or Pledging - We prohibit our executives and directors from pledging, hedging, or engaging in any derivatives trading with respect to shares of our common stock.

No Automatic Single-Trigger Change-in-Control Vesting - All equity awards have double-trigger change-in-control vesting provisions.

No “Gross-Ups” - We do not provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers, other than in the case of certain relocation expenses, consistent with our relocation policy for all U.S.-based employees.

Stock Ownership Requirements - Our Stock Ownership Guidelines require our executive officers to meet stock ownership requirements, and require Mr. Hoffmann to retain 100% of the net profit shares received from stock option exercises and the vesting of performance or restricted stock unit awards, and other named executive officers to retain 50% of the net profit shares received from stock option exercises and the vesting of performance or restricted stock unit awards until they meet their required ownership levels (see “Stock Ownership Guidelines” below).

In addition, shares of common stock delivered in settlement of PSUs generally may not be sold or transferred for one year following the date the units vest, other than to satisfy tax withholding obligations.

No Repricing - Our equity incentive plan prohibits the repricing or exchange of stock options and stock appreciation rights without shareholder approval.

Independent Compensation Consultant - The Compensation Committee has engaged an independent compensation consultant, Pearl Meyer, that has no other ties to the Company or its management and that meets the independence standards of NASDAQ (see “Competitive market data and use of compensation consultants” below).

No “Golden Parachutes” - Any potential payments to executives upon a termination of employment are relatively modest.

Perquisites - We provide our executives with a very limited range of executive perquisites and the aggregate value of all ongoing regular perquisites represents less than one-half of one percent of aggregate total compensation for our named executive officers.

Highlights of Fiscal 2019 Business Performance

We believe that our named executive officers were instrumental in helping us deliver our revenue, operating income and earnings per share performance objectives in 2019, while also making significant progress to transform our two beloved brands around the world.

Financial and operational highlights of our fiscal 2019 performance include the following:

•	Increased revenue: Increased revenue to $1.4 billion, a 3.7% increase from fiscal 2018.

•	Grew systemwide sales: Increased global systemwide sales to $12.2 billion, a 4.6% increase over fiscal 2018. Dunkin’ U.S. systemwide sales grew by 5.0%, Dunkin’

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 35

International systemwide sales grew by 7.6%, Baskin-Robbins international systemwide sales grew by 2.5%, and Baskin Robbins U.S. systemwide sales grew by 0.6% over the prior fiscal year.

•

Increased diluted earnings per share and diluted adjusted earnings per share[1]: Diluted earnings per share were $2.89, an increase of 6.6% over fiscal 2018. Diluted adjusted earnings per share rose to $3.17, an increase of 9.3% over the prior fiscal year.

•

Expanded global presence: Added 385 net new restaurants worldwide, including 211 net new Dunkin’ restaurants in the U.S., bringing Dunkin’ Brands to 21,297 total points of distribution as of the end of fiscal 2019.

•

Drove positive comparable store sales growth across all business segments: Dunkin’ U.S. comparable store sales increased by 2.1%, while Baskin-Robbins U.S. comparable store sales increased by 0.8%. Dunkin’ International comparable store sales increased by 5.7%, while Baskin-Robbins International comparable store sales increased by 1.9%.

•

Capitalized on innovation trends to grow consumer occasions and frequency: Beverage-led innovation fueled Dunkin’ U.S. growth with espresso sales up nearly 40% year-over-year. We continued to up our game around menu quality and choice - increasing our vegan, vegetarian, and non-dairy options and offering more modern options to meet the evolving needs of our customers. Dunkin’ was the first U.S. brand to serve a breakfast sandwich featuring the Beyond Sausage, capitalizing on the excitement around plant-based proteins. In 2019, Baskin-Robbins also launched three non-dairy, vegan indulgent flavors. Our entry into the plant-based dessert category recognizes the changing lifestyle and dietary needs of consumers and gives them new options without sacrificing the high quality that guests have come to expect from Baskin-Robbins.

•

Enhanced brand relevance through the release of transformational next generation restaurant designs for both brands: The new stores feature a more contemporary design, state-of-the-art equipment, and an increased focus on technology. At Dunkin’ U.S., key elements of the NextGen design are driving double-digit category increases, with sales and traffic growth coming from core iced beverages delivered through the tap system, bakery performance from the front-facing glass cases, and increased mobile order and pay from an enhanced pick up area. As of year-end, Dunkin’ had 525 NextGen restaurants open across the U.S. At Baskin-Robbins U.S., the new Moments design offers a more modern experience, showcasing our high-quality products in a more premium way. As of year-end, Baskin-Robbins had 19 Moments cafes open across the U.S. We are also encouraged by the results of the new Dunkin’ International restaurant design, which positions the brand as a coffee-forward chain. As of year-end, Dunkin’ had more than 450 restaurants sporting the new design across 30 international markets.

[1]

Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Adjusted net income is a non-GAAP measure reflecting net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments. Please refer to pages 30 and 34-35 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on February 24, 2020.

36 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

•

Leveraged digital innovation to increase engagement and drive incremental sales: Added nearly 4 million members to the DD Perks Loyalty Program, an increase of 38% from the end of the prior fiscal year, bringing total membership to 13.6 million members as of the end of fiscal 2019. Sales through the DD Perks Loyalty Program represented 13% of Dunkin’ U.S. systemwide sales in fiscal 2019. In 2019, we rolled out two new digital features, guest ordering for on-the-go and multi-tender payment flexibility, unlocking choice and convenience for loyal and on-the-go guests. This represents the first major change to Dunkin’s loyalty program in 5 years. These changes, combined with in-app enhancements, have continued our push towards a frictionless digital experience - at the speed and convenience of Dunkin’.

•

Continued success in consumer packaged goods business: Dunkin’ retail branded products - including Dunkin’ K-Cup® pods, retail packaged coffee, creamers, and ready-to-drink bottled iced coffee, cold brew, and espresso - continued growth in their respective categories. Dunkin’ K-Cups continue to outpace the category, growing more than 7%. In fiscal 2019, our total portfolio of consumer packaged goods (CPG) products across both brands delivered approximately $940 million in retail sales.

Fiscal 2019 compensation

Compensation of our Chief Executive Officer

Consistent with our executive compensation philosophy described above, after considering his performance and the effective date of his last salary increase (July 11, 2018) and assessing market competitiveness, the Compensation Committee, with advice from its independent consultant, set Mr. Hoffmann’s salary and short- and long-term incentive compensation for fiscal 2019 as follows:

•	Mr. Hoffmann’s annual base salary remained at $900,000;

•

Mr. Hoffmann’s target bonus opportunity under our annual management incentive plan (the “Annual Plan”) remained at 125% of base salary; his actual 2019 award under the Annual Plan (paid in March 2020) was $1,147,500 (or 102% of target);

•

Mr. Hoffmann’s 2019 annual long-term incentive awards had a grant date fair value of $3.338 million, 70% of which took the form of time-based stock options and 30% of which took the form of PSUs that vest based on the achievement of objective performance criteria and continued service.

•	In 2019, over 83% of Mr. Hoffmann’s total direct compensation was tied to Company performance, with approximately 62% of the total attributable to long-term incentives as shown below.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 37

Compensation of our other Named Executive Officers

Hiring of Mr. Mann

Effective March 11, 2019, the Company hired David Mann to the position of Senior Vice President and Chief Legal Officer.

In connection with this hiring, Mr. Hoffmann recommended, and the Compensation Committee approved, with advice from its independent compensation consultant based on compensation survey data and considering the compensation he earned at his former

38 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

employer, Mr. Mann’s base salary and short- and long-term incentive compensation under his employment offer letter as follows:

•	Annual base salary of $475,000;

•

Target bonus opportunity under the Annual Plan of 60% of base salary earnings. For fiscal year 2019, a full year of base salary, or $475,000, was considered as base salary earnings for purposes of calculating his Annual Plan payment;

•

A long-term incentive award for 2019 with a grant date fair value of $700,000 in the form of non-qualified stock options and PSUs (with 70% of the grant date fair value of the award in the form of stock options and 30% in the form of PSUs);

•

In connection with his hiring and after considering the value of the equity from his former employer that he was forfeiting upon joining the Company, Mr. Mann received a one-time hiring award of RSUs with a grant date fair value of $400,000. These RSUs vest in equal installments over a three-year period beginning on the first anniversary of grant date, subject to Mr. Mann’s continued service.

Promotion of Mr. Murphy

Effective December 1, 2019, the Company promoted Scott Murphy to the position of President, Dunkin’ Americas.

In connection with this promotion, Mr. Hoffmann recommended, and the Compensation Committee approved, with advice from its independent compensation consultant after a review of peer group data, Mr. Murphy’s base salary and short- and long-term incentive compensation as follows:

•	Annual base salary of $600,000;

•	Target bonus opportunity under the Annual Plan of 75% of base salary earnings;

•

A long-term incentive award for 2020 with a grant date fair value of $800,000 to be delivered in the first quarter of 2020 in the form of stock options and PSUs (with 70% of the grant date fair value of the award to be in the form of stock options and 30% in the form of PSUs).

The compensation for our other named executive officers who were employed at the end of fiscal 2019 was determined by the Compensation Committee based upon the recommendation of Mr. Hoffmann and the other factors described below. These recommendations were based on an evaluation of each individual’s performance during the year. When making its determinations, the Compensation Committee also considered compensation data from the peer group provided by the Compensation Committee’s independent consultant, internal pay relationships based on relative duties and responsibilities, the individual’s future advancement potential, and his or her impact on Dunkin’ Brands’ results.

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In 2019, approximately 67% of the average total direct compensation paid or granted, as applicable, to our other named executive officers who were employed at the end of fiscal 2019 was tied to Company performance, with approximately 44% of the total attributable to long-term equity incentives as shown below.

*

In order to more accurately represent the annual compensation of our other named executive officers, excludes the compensation of Mr. Weisman, whose employment with the Company ended December 1, 2019. Excludes the grant date fair value of RSUs granted to Mr. Mann in connection with his commencement of employment.

Elements of named executive officer compensation

Base salary

We pay our named executive officers a base salary to provide them with a fixed, base level of compensation. The base salaries of our named executive officers are reviewed periodically by our Chief Executive Officer (except with respect to his own base salary) and the

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Compensation Committee, and they are approved by the Compensation Committee. They are intended to be competitive in light of the level and scope of the executive’s position and responsibilities. Decisions regarding base salary increases may take into account the named executive officer’s current cash compensation, equity awards, and the amounts paid to individuals in comparable positions as determined through an analysis of our peer group and/or published data from independent third-party compensation survey providers. No formulaic base salary increases are provided to our named executive officers, in line with our strategy of offering total compensation that is cost-effective, competitive and primarily performance-based.

In March 2019, the Compensation Committee decided to maintain base salary levels for Messrs. Hoffmann and Weisman. The increase in Ms. Jaspon’s base salary was determined after reviewing a peer group analysis performed by the Compensation Committee’s independent consultant that showed that her base salary was below the median for chief financial officers at companies within our peer group.

The table below shows the salaries for our named executive officers as determined by the Compensation Committee:

Name	2018 Annual Base Salary	2019 Annual Base Salary (Effective 03/19)	% Increase	Notes
David Hoffmann	$900,000	$900,000	0.00%
Katherine Jaspon	$425,000	$500,000	17.65%
Scott Murphy	$485,000	$500,000	3.10%	Mr. Murphy received a base salary increase to $600,000 upon his promotion to President, Dunkin’ Americas on December 1, 2019
David Mann	N/A	$475,000	N/A	Mr. Mann commenced employment with us on March 11, 2019.
John Clare	$400,000	$412,000	3.00%
Tony Weisman	$625,000	$625,000	0.00%

Short-term incentive plan

Each of our named executive officers participates in the Annual Plan. We believe that annual incentive awards should be based upon actual performance against specific, measurable business objectives. At the beginning of each fiscal year, the Compensation Committee reviews and establishes the performance metrics that will be used under the Annual Plan to help ensure that the program design appropriately motivates our executive officers to achieve important financial and operational goals. After the fiscal year ends, the Compensation Committee determines the amounts actually earned by the named executive officers based on performance achieved and consistent with how bonuses are determined for employees generally, as further described below.

For fiscal 2019, the Compensation Committee approved a change to the design of the Annual Plan to increase the focus and ‘line of sight’ placed on Company-wide and business unit results and to reduce the portion of the bonus that had been tied to individual performance

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goals. The revised plan, which increased the emphasis of corporate results while retaining business unit ‘line of sight’, continued to use global adjusted operating income as the performance metric used to determine whether funding would occur under the Annual Plan. The use of global adjusted operating income as the performance metric under the Annual Plan provides a link between the compensation payable to our executives and the value we create for our shareholders. Global adjusted operating income is also a key metric used by us and by our shareholders to evaluate our business performance. Global adjusted operating income is a non-GAAP financial measure. An explanation of how we calculate this measure is contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC.

The Compensation Committee set the global adjusted operating income target for fiscal 2019 at a level it believed was both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that the performance of our employees, and therefore our performance, will be maximized. By setting a target that is also achievable, the Compensation Committee believes that employees will remain motivated to perform at the high level required to achieve the target. The level of potential funding under the Annual Plan for fiscal 2019 ranged from 0% to 190% of target based on our performance relative to the global adjusted operating income target, as well as the other performance metrics established under the plan as described.

Once our global adjusted operating income performance is determined after the close of the fiscal year, if our performance exceeds the funding threshold of 95% of targeted global adjusted operating income, the Annual Plan is funded and individual bonuses to be paid under the Annual Plan are determined based on our performance relative to the achievement of financial or operational business goals for the respective business units of each named executive officer or for our business as a whole for certain executive officers. These goals include, for example, revenue, comparable store sales and the system-wide sales from franchised restaurants opened during fiscal 2019 and are chosen because of their impact on our profitability. These goals are key financial or operational goals that most directly influence our in-year financial results, namely global adjusted operating income, U.S. comparable store sales, U.S. transaction growth and global revenue. Each goal carries a certain weighting based on the relevance of that goal to the duties and responsibilities of the individual executive. Performance against each goal is measured separately. This structure and weighting allows each set of goals to be taken into account in a meaningful way, while placing more weight on the achievement of the Company performance metrics that most directly drive overall results. During the year, regular communication takes place within the Company to ensure that all executives are aware of progress against their goals.

In 2019, the goals under the Annual Plan for Messrs. Hoffmann, Mann, and Clare and Ms. Jaspon were as follows.

Goal Type	Metric
Revenue Goals	Dunkin’ Brands Global Revenue (25%) Dunkin’ Brands U.S. Comparable Store Sales (12.5%) Dunkin’ Brands U.S. New First Year Sales (12.5%)
Profit Goal	Dunkin’ Brands, Inc. Global Adjusted Operating Income (40%)
Personal Goal	Dunkin’ Brands, Inc. Global Adjusted Operating Income, modified by personal goal attainment level (10%)

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In 2019, the goals under the Annual Plan for Messrs. Murphy and Weisman were as follows.

Goal Type	Metric
Revenue Goals	Dunkin’ U.S. New First Year Sales (25%) Dunkin’ U.S. Comparable Store Sales (12.5%) Dunkin’ U.S. Transactions (12.5%)
Profit Goal	Dunkin’ Brands, Inc. Global Adjusted Operating Income (40%)
Personal	Dunkin’ Brands, Inc. Global Adjusted Operating Income, modified by personal goal attainment level (10%)

Our named executive officers’ personal goals for 2019 were as follows:

Key Personal Goals Under the Annual Plan	Named Executive Officer(s) with Primary Accountability
• Deliver financial and operational goals for the Dunkin’ U.S., Baskin-Robbins U.S., Dunkin’ International and Baskin-Robbins International business unit(s), as applicable	All
• Complete detailed long-range plan for 2019 - 2023 inclusive of ongoing Blueprint initiatives, Next Gen new store image rollout, digital transformation objectives and evolving media strategy	Hoffmann & Jaspon
• Launch on-trend menu innovation and consumer packaged goods portfolio to drive incremental sales	Weisman
• Release Dunkin’ U.S. Next Gen new store design and operating model for new restaurant builds and remodels	Murphy
• Communicate and implement RSVP as the requisite point-of-sale system for all new restaurant builds beginning in Q3 2019	Murphy & Clare
• Launch multi-tender payment flexibility for the DD Perks Program and Guest Ordering for Mobile On-the-Go to unlock choice and convenience for guests	Weisman & Clare
• Responsible stewardship of capital structure, including successful debt refinancing	Jaspon
• Install ‘Frictionless’ drive-throughs in Dunkin’ U.S. restaurants	Murphy & Clare
• Reinforce our position as a coffee leader and commitment to beverage leadership with growth of total coffee (including espresso)	Weisman & Murphy
• Accelerate digital innovation to grow DD Perks loyalty membership and increase engagement with guests	Hoffmann & Weisman

The achievement of personal goals under the Annual Plan is reviewed after the close of the relevant fiscal year and is taken into account by the Compensation Committee in determining annual bonuses as it deems appropriate in its discretion. Personal goals are initially deemed achieved at a level determined by multiplying the adjusted global operating income-based funding level (expressed as a percentage) by 10%, with the actual amount earned in respect of the personal goal portion of the annual bonus determined by the Compensation Committee

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after reviewing each named executive officer’s level of achievement against his or her goals during the fiscal year.

At the conclusion of the fiscal year, global adjusted operating income results are determined by our finance department based on our audited financial results. These results are presented to the Compensation Committee for consideration and approval. The Compensation Committee retains the discretion to adjust (upwards or downwards) the global adjusted operating income results for purposes of determining the actual funding level under the Annual Plan to take into account the occurrence of extraordinary events affecting global adjusted operating income performance. In addition, in setting the global adjusted operating income threshold, target and maximum goals and determining our achievement of such goals, the Compensation Committee may exclude certain revenues and expenses related to our business as it deems appropriate. In 2019, the Compensation Committee made no such adjustments.

After the Compensation Committee determines performance under the Annual Plan based on the level of achievement of global adjusted operating income as adjusted as described above and below, our Chief Executive Officer then makes recommendations to the Compensation Committee regarding amounts payable to each named executive officer (other than himself) under the Annual Plan based on the level of achievement of the financial or operational business goals applicable to the executive and the execution of performance against his or her respective Personal goals. The Compensation Committee makes all determinations with respect to our Chief Executive Officer’s bonus and determines the actual amounts that are paid to the other named executive officers.

Short-term incentive awards

After considering the executive compensation analysis performed in 2019 by Pearl Meyer as described below under “Competitive market data and use of compensation consultants”, Mr. Hoffmann recommended and the Compensation Committee determined to increase the target short-term incentive opportunity for Ms. Jaspon and Mr. Murphy under the Annual Plan. Mr. Mann’s target was determined in accordance with his employment offer. Except for Ms. Jaspon and Mr. Murphy, the target short-term incentive opportunities of our other named executive officers remained unchanged in 2019. The threshold, target and maximum opportunities (as a percentage of base salary) established under the Annual Plan and payable to each named executive officer based on plan funding and achievement versus an individual’s Revenue, Profit and personal goals (as more fully described below) were:

Named Executive Officer	Annual Plan Opportunity as a % of Base Salary Earned
	Threshold%	Target%	Maximum%
David Hoffmann	62.50%	125%	238%
Katherine Jaspon(1)	37.50%	75%	143%
Scott Murphy(2)	37.50%	75%	143%
David Mann	30.00%	60%	114%
John Clare	30.00%	60%	114%
Tony Weisman	30.00%	60%	114%

(1)	The incentive target for Ms. Jaspon was increased from 60% to 75% of base salary effective January 1, 2019.
(2)	The incentive target for Mr. Murphy was increased from 60% to 65% of base salary effective January 1, 2019 and was increased further to 75% of base salary in connection with his promotion

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to President, Dunkin’ Americas effective on the date of his promotion, December 1, 2019. His effective target bonus for 2019, expressed as a percentage of his base salary, was 66%.

Funding for the 2019 Annual Plan was contingent on achievement of 95% of our global adjusted operating income target of $467.7 million. This meant that if our global adjusted operating income performance achievement fell below 95% of $467.7 million, or $444.3 million, no funding would be achieved under the Annual Plan and no payments would be made under it. The maximum funding level for the Annual Plan (190% of target funding) was contingent on the achievement of 107.5% of the global adjusted operating income target, or achievement of $502.8 million of global adjusted operating income.

Below is a comparison of 2018 and 2019 global adjusted operating income performance achievement levels:

Our 2019 global adjusted operating income performance was $470.1 million, or 100.5% of our adjusted operating income target of $467.7 million. This exceeded the 95% funding threshold in accordance with the funding schedule set forth in the Annual Plan.

With funding determined, our Chief Executive Officer recommended to the Compensation Committee amounts to be paid to each named executive officer (other than himself) under the Annual Plan based on performance against each individual’s Revenue, Profit and personal goals. The determination of the amount that each individual received as a result of the achievement of the Revenue and Profit goals was formulaic, as shown in the tables below. The determination of the amount that each individual received as a result of the achievement of personal goals was based on the Compensation Committee’s assessment (after consideration of the Chief Executive Officer’s recommendation) of the individual’s performance against his or her personal goals. When assessing the amount of the incentive

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award that each executive was entitled to earn, the Compensation Committee applied the same principles to our Chief Executive Officer as it did to the other named executive officers.

Revenue and Profit Goals for Messrs. Hoffmann, Mann, Clare and Ms. Jaspon	Weight		Threshold	Target	Maximum	Actuals	% Achieved/ % Earned
Dunkin’ Brands Inc. Global Revenue	25.00%	Performance	$746.84	$870.95	$1,001.59	$870.92	99.997%
		Payout	5.00%	100.00%	200.00%		92.50%
Dunkin’ Brands U.S. Comp Sales	12.50%	Performance	0.74%	1.47%	2.94%	2.03%	137.78%
		Payout	50.00%	100.00%	200.00%		135.00%
Dunkin’ Brands New First Year Sales	12.50%	Performance	$131.55	$153.41	$176.42	$147.61	96.22%
		Payout	2.50%	100.00%	200.00%		80.00%
Dunkin’ Brands Inc. Global Adjusted Operating Income	40.00%	Performance	$444.33	$467.72	$502.80	$470.06	100.50%
		Payout	50.00%	100.00%	200.00%		105.00%
Dunkin’ Brands Inc. Global Adjusted Operating Income (Personal Component)	10.00%	Performance	$444.33	$444.33	$444.33	$470.06	105.79%
		Payout	100.00%	100.00%	100.00%		100.00%

Revenue and Profit Goals for Messrs. Murphy and Weisman	Weight		Threshold	Target	Maximum	Actuals	% Achieved/ % Earned
				Dollars in millions
Dunkin’ U.S. New First Year Sales	25.00%	Performance	$126.52	$147.55	$169.68	$139.27	94.39%
		Payout	2.50%	100.00%	200.00%		70.00%
Dunkin’ U.S. Comp Sales	12.50%	Performance	0.75%	1.50%	2.25%	2.11%	140.67%
		Payout	50.00%	100.00%	200.00%		180.00%
Dunkin’ U.S. Transactions	12.50%	Performance	(2.00%)	(1.00%)	(0.50%)	(1.60%)	60.0%
		Payout	50.00%	100.00%	200.00%		55.00%
Dunkin’ Brands Inc. Global Adjusted Operating Income	40.00%	Performance	$444.33	$467.72	$502.80	$470.06	100.50%
		Payout	50.00%	100.00%	200.00%		105.00%
Dunkin’ Brands Inc. Global Adjusted Operating Income (Personal Component)	10.00%	Performance	$444.33	$444.33	$444.33	$470.06	105.79%
		Payout	100.00%	100.00%	100.00%		100.00%

(1)	Each metric is as defined under the Annual Plan or award agreements evidencing grants thereunder.

	Weighted Contribution Toward Annual Plan Payout
Named Executive Officer	Revenue and Profit Goals (90% of Total Opportunity)(1)	Personal Goals and Annual Plan Funding (10% of Total Opportunity)(2)	Adjustment to Personal Goals	Actual Award % (% of Target Award)
David Hoffmann	92.00%	10.00%	0.00%	102.00%
Katherine Jaspon	92.00%	10.00%	0.00%	102.00%
Scott Murphy	88.90%	10.00%	0.00%	98.90%
David Mann	92.00%	10.00%	0.00%	102.00%
John Clare	92.00%	10.00%	(5.00%)	97.00%
Tony Weisman(3)	88.90%	10.00%	(5.00%)	93.90%

(1)	Represents the earned portion of the award with respect to each of our named executive officer’s Revenue and Profit goals based on performance results described in the preceding table and the

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applicable weightings described above under “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan”.
(2)	Represents the adjusted global operating income-based funding level (100%) for the Personal goal component multiplied by the remaining portion of the award (10%).
(3)

Mr. Weisman’s employment terminated on December 1, 2019. In connection with his employment termination he received an amount equal to the amount he would have earned for 2019 performance, determined and paid in accordance with the terms of the Annual Plan and pro-rated for his service during 2019.

Long-term equity incentive program

The primary goals of our long-term equity incentive program are to align the interests of our named executive officers with the interests of our shareholders, to drive long-term Company performance through the use of performance-based incentives with a multi-year time horizon, and to encourage executive retention through the use of service-based vesting requirements.

In 2019, each of our named executive officers received an annual grant of equity awards that included both time-based stock options and PSUs. Seventy percent of the total grant date value of this equity grant was in the form of time-based stock options and 30% of the value was in the form of PSUs. In March 2019, the Compensation Committee granted Mr. Mann an RSU award in connection with his commencement of employment to compensate him for unvested equity granted by his former employer that he forfeited when he terminated his employment and joined us. In March 2019, the Compensation Committee granted ten RSUs to Mr. Murphy in recognition of a service milestone (consistent with the award to all other employees who reach the same 15-year service milestone).

We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. Because value is tied to long-term stock performance, we believe that stock options are an effective vehicle to align executive interests with shareholder interests. We implemented PSU awards beginning in 2016 to further strengthen our long-term pay-for-performance linkage and diversify our equity award portfolio for executives. We chose three-year adjusted operating income growth and relative total shareholder return (“TSR”) as the performance goals for our PSU awards because they reflect the fundamental strength of our business, in the case of adjusted operating income, and because they reflect the strength of our performance relative to other companies in which our investors may potentially invest, in the case of relative TSR. We grant RSUs from time to time primarily for retention-related purposes or in connection with new hires.

In determining the size of the equity grants awarded to each named executive officer, the Compensation Committee took into account a number of factors such as the target total direct compensation levels and long-term incentive values awarded to executives in our peer group companies, as well as internal factors such as the individual’s responsibilities, position, scope of responsibilities and the size and value of the long-term incentive awards historically granted to our executives. Stock options granted in fiscal 2019 vest in four equal annual installments, generally subject to the executive’s continued employment on the applicable vesting date.

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The PSUs granted in 2019 will vest, if at all, after three years based on the achievement of performance objectives approved by the Compensation Committee at the beginning of the performance period, generally subject to the executive’s continued employment on the third anniversary of the date of grant. For PSU awards granted in 2019, a portion of the PSUs will be eligible to vest based on the achievement of a three-year compound annual growth rate target for adjusted operating income and a portion of the PSUs will be eligible to vest based on the Company’s TSR relative to the TSR of the companies that make up the S&P 500 index over this same three-year performance period. The number of shares issuable under the relative TSR portion of the PSUs will be determined based on the level at which the goals are achieved and can range from 0% of the shares subject to the award (if the Company’s TSR percentile rank is less than the 30th percentile of the S&P 500), to 100% of the target award (if the TSR percentile rank is at the 52.5th percentile) to a maximum of 200% (if the TSR percentile rank is at or greater than the 75th percentile). The number of shares issuable under the adjusted operating income portion of the PSUs can range from 0% to 200% of the target award based on threshold, target and maximum growth rates. After grant, PSUs are credited with dividend equivalents upon the payment of any dividends by us to our shareholders, and such dividend equivalents vest only to the extent the PSUs to which they relate vest. Any shares delivered under PSUs that are earned will generally be further subject to a one-year mandatory holding period after the PSUs are settled.

The PSUs granted on February 16, 2017 became eligible to vest on February 16, 2020. The Compensation Committee evaluated the performance criteria underlying the awards and certified our performance against the targets for each PSU type. The respective vesting percentage attained follows:

PSU Type / Performance Criteria	Measure	Threshold	Target	Maximum	Actual Performance	Vesting Percentage Attained
Adjusted Operating Income	CAGR	5.00%	9.00%	13.00%	5.8%	41.1%
Relative Total Shareholder Return	Percentile Rank	30%ile	52.5%ile	75%ile	65%ile	156.00%

Adjusted operating income is a non-GAAP financial measure. An explanation of how we calculate this measure is contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, filed with the SEC.

Compensation framework: policies and process

Roles of Compensation Committee and our Chief Executive Officer in compensation decisions

The Compensation Committee oversees our executive compensation program, is responsible for approving the form and amount of the compensation paid to our executive officers, approving any employment and related agreements entered into with our executive officers, approving equity awards granted to our executive officers, and administering our equity compensation plans and awards. Our Chief Executive Officer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash incentive targets and awards and equity incentive awards for our named executive officers (other than himself) and the other executive officers reporting to him. The Compensation Committee

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meets with our Chief Executive Officer at least annually to discuss and review his compensation recommendations for our executive officers. In making compensation decisions for our named executive officers, including our Chief Executive Officer, the Compensation Committee considers many factors, including the officer’s experience, responsibilities, management abilities and job performance, internal pay relationships, the Company’s performance as a whole, current market conditions and pay levels for similar positions at our peer companies listed below. Those factors are considered in a subjective manner without any specific formula or weighting. The Compensation Committee, as the ultimate body that approves the compensation of our executive officers, has the discretion, and has exercised this discretion, to increase or decrease the amounts of compensation recommended by our Chief Executive Officer.

Competitive market data and use of compensation consultants

The Compensation Committee engaged Pearl Meyer in fiscal 2019 on a variety of matters related to executive, director and equity-based compensation. Pearl Meyer prepared an analysis of the competitiveness of our executive compensation program in fiscal 2019, and the Compensation Committee used it as a reference point in setting pay levels for executives for fiscal 2019. In preparing this analysis, Pearl Meyer used our Compensation Committee-approved peer group to analyze the competitiveness of compensation opportunities provided to our Chief Executive Officer and Chief Financial Officer, and to benchmark the compensation opportunity provided to Mr. Murphy upon his promotion to President, Dunkin’ Americas. For the other named executive officers, Pearl Meyer relied on proprietary compensation survey data to ascertain the compensation market. This analysis also included a review of the annual share usage in respect of long-term incentive compensation for this peer group. These peers were chosen primarily based on the following selection criteria as defined by the Compensation Committee:

•	Comparable Industry/Business Model: Quick service and restaurant industry focus; franchise-oriented business model.
•

Peer Company Size: Sizing factors included market capitalization, operating income, enterprise value and revenue. While the Compensation Committee considered revenue in choosing the companies that comprise the peer group, it prioritized market capitalization and operating income because the Compensation Committee believes these are the most appropriate measures of the Company’s size given its 100% franchised model.

•	Statistical Reliability: Peer group size of between 12 and 20 companies.
•	Executive Talent Sources: Companies with whom Dunkin’ Brands competes for talent.

The approved peer group consists of the 15 publicly-traded companies listed below:

Bloomin’ Brands	Cracker Barrel	Jack in the Box	Texas Roadhouse

Brinker International	Darden Restaurants	Papa John’s	Wendy’s

Cheesecake Factory	Dine Brands	Restaurant Brands International	Yum! Brands

Chipotle Mexican Grille	Domino’s Pizza	Starbucks

The Compensation Committee intends to review this peer group periodically to ensure that it remains the appropriate comparable group for the Company. The peer group in 2019 remained the same as in 2018.

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Pearl Meyer also utilized the peer group to prepare and present an analysis of the competitiveness of the compensation program for our non-employee directors and made a recommendation to increase certain aspects of the compensation of the non-employee directors in May 2019, as described above under “Compensation of Directors.”

Pearl Meyer also utilized the peer group to prepare and present to the Committee a report on executive stock ownership guidelines. The Committee made no changes to the Company policy as a result of this report. Finally, Pearl Meyer also prepared and presented a summary of 2019 proxy advisor policy updates and a compensation risk assessment for the Compensation Committee’s consideration.

Pearl Meyer provided no services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of NASDAQ, the Compensation Committee determined that Pearl Meyer, as advisor to the Compensation Committee during 2019, was independent and that the work performed by Pearl Meyer did not raise any conflicts of interest in 2019 that would preclude the Compensation Committee from reviewing and considering Pearl Meyer’s analyses when making compensation decisions.

Other Compensation Policies

Separation Benefits

The Compensation Committee believes that maintaining a competitive level of separation benefits is an appropriate element of a compensation program designed to attract and retain industry-leading talent. The Compensation Committee further believes separation benefits should only be paid if there is an actual termination of employment. As a result, we do not have any single-trigger change in control entitlements. We also do not provide any of our executive officers, including our named executive officers, with so-called “golden parachute” tax gross-ups. Each named executive officer is entitled to certain payments and benefits upon a qualifying termination, including salary continuation, pursuant to such individual’s employment agreement or offer letter. In 2017, the Compensation Committee adopted an Executive Change-in-Control Severance Plan. This plan provides for enhanced severance benefits for executives in the form of a lump sum payment equal to a multiple of base salary, a payment of an Annual Plan incentive at target and Company-subsidized continuation of health and dental coverage, but only in the event of a qualifying termination following a change-in-control. Any benefits payable under this plan would be in lieu of any payments and benefits payable under an executive’s employment agreement or offer letter, as applicable. These arrangements are more fully described below under “Potential payments upon termination or change in control.” As noted above, Mr. Weisman terminated employment effective as of December 1, 2019. In connection with Mr. Weisman’s termination, he received the severance benefit to which he was entitled under his letter agreement, as described below under “Potential Payments upon Termination or Change in Control.” In addition, Mr. Weisman received a commitment by the Company to pay him in 2020 an amount equal to what he would have earned for 2019 performance, determined and paid in accordance with the terms of the Annual Plan and pro-rated for his service during 2019. He also received a cash payment of $250,000, representing the approximate value of the portion of his equity awards that would have vested in fiscal 2020 had Mr. Weisman remained employed through the 2020

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vesting dates. The Company also agreed to pay a portion of Mr. Weisman’s COBRA premiums for 12 months in an amount equal to the employer portion of applicable group medical and dental premiums for active employees plus 12 months of outplacement services. In connection with his resignation of employment and in consideration for his agreement to extend his non-solicitation period from 12 months to 18 months, Mr. Clare received a cash payment from the Company in March 2020 of approximately $12,300.

Equity compensation

As more fully described below under “Potential payments upon termination or change in control”, our named executive officers’ stock option and other equity award agreements also provide for accelerated vesting in certain circumstances, including upon a qualifying termination of employment following a change in control. The agreements provide that if the employment of the executive is terminated by the Company or its successor without cause or by the executive for good reason within the 18-month period following a change in control, his or her equity awards will vest in full upon such termination. In the case of PSUs, if a change in control occurs prior to the end of the performance period associated with such awards, the Compensation Committee will determine the extent to which the performance goals under such awards have been met as of such change in control and any earned PSUs will be converted into time-based RSUs that continue to vest based on the same schedule as the original PSUs. If an executive’s employment is terminated following a change in control as described above, the units will vest in full upon such termination. Since these protections are meaningful only if the equity awards held by the executives are assumed in the change in control transaction, each of the awards will vest in full at the time of the transaction if they are not assumed by the acquirer in such transaction. In addition, we have provided termination protection outside of a change in control in connection with certain new hire and promotion grants, as further described under “Potential payments upon termination or change in control”.

Employee benefits and perquisites

We provide our named executive officers with access to the same health and welfare benefits we provide to all of our full-time employees, such as medical, dental, vision and disability insurance benefits. All of our full-time employees in the United States, including our named executive officers, are also eligible to participate in our 401(k) Retirement Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including our named executive officers, may elect to defer a portion of their salary and receive a Company match of up to 4% of salary for fiscal 2019, subject to limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). We also offer senior employees, including our named executive officers, the opportunity to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer certain elements of their compensation with the potential to receive earnings on the deferred amounts. We believe the 401(k) Plan and the Deferred Compensation Plan are important retention and recruitment tools because they help facilitate retirement savings and provide financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide similar plans to their key employees.

Our Employee Stock Purchase Plan (“ESPP”) provides participating employees with the opportunity to purchase our stock, subject to limits set forth in the Code, at a 10% discount to

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 51

its price at the end of each offering period. Of our named executive officers, Ms. Jaspon participated in the ESPP in 2019.

We offer limited perquisites and personal benefits to our named executive officers. We provide our named executive officers with a limited number of sporting event tickets and limited use of a Company automobile and pay for the cost of executive physicals and supplemental long-term disability insurance. We also provide relocation benefits, as described above. The costs associated with all perquisites and benefits are included in the Summary Compensation Table.

Clawbacks; risk assessment

The Company has implemented an Incentive Compensation Recoupment, or “clawback”, Policy. The Recoupment Policy, which applies to incentive awards granted under cash and equity plans to our executive officers (“Covered Participants”) after January 1, 2015, provides that in the event of a material restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements under the securities laws, the Board will review the performance-based compensation awarded or paid to Covered Participants during the three-year period preceding the date on which the Company is required to prepare the restatement. If the amount of such compensation would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Board may, in appropriate cases, seek reimbursement from any Covered Participant of the amount of the excess compensation awarded or paid to such Covered Participant, net of tax. In addition, if a Covered Participant knowingly engaged in misconduct that was a material factor in the Company’s obligation to restate its financial statements, the Company will have the right to seek recoupment of the proceeds from the sale of shares issued upon exercise of stock options or upon vesting of restricted stock and/or restricted stock units occurring during the 12-month period preceding the announcement by the Company of its obligation to restate its financial statements, in an amount determined appropriate by the Board under the circumstances. Administration and enforcement of the Recoupment Policy is the responsibility of the Board. The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment and an adjustment to future incentive-based compensation payouts or grants. The remedies under this Recoupment Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have or any actions imposed by law enforcement agencies, regulators or other authorities.

In 2019, the Compensation Committee, after reviewing an independent assessment performed by Pearl Meyer, determined that the risks arising from our compensation practices are not reasonably likely to have a material adverse effect on the Company.

52 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

Emphasis on long-term ownership

Stock Ownership Guidelines. Under the executive stock ownership policy guidelines established by the Compensation Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline(1)
David Hoffmann	6x
Katherine Jaspon	3x
Scott Murphy	3x
David Mann	3x
John Clare	3x
Tony Weisman	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

This policy is designed to increase the named executive officers’ ownership stake in the Company and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the executive officer or any of such person’s immediate family members residing in the same household, shares held in trust for the benefit of the executive officer or such person’s family, shares held in our employee benefit plans, including the 401(k) Plan and the ESPP, and shares obtained through stock option exercises and the net in-the-money value of vested but unexercised stock options, shares of vested restricted stock and shares underlying vested RSUs and vested PSUs. While there is no set period in which these ownership levels must be met, until they are met, each executive officer will be required to retain a level of shares following the vesting or exercise of equity awards granted after May 15, 2012 (the date our stock ownership guidelines were established), as follows: Mr. Hoffmann 100% of the net profit shares and the other executive officers, 50% of the net profit shares. “Net profit shares” are those shares that remain after deducting the exercise price, in the event of the exercise of options, and applicable withholding taxes in the event of all equity awards. As of December 31, 2019, the date of the annual measurement of ownership for purposes of this policy, Messrs. Murphy and Clare, and Ms. Jaspon had met the stock ownership guidelines set forth under the policy. As a former employee, Mr. Weisman is no longer subject to the stock ownership guidelines. Mr. Hoffmann, who was promoted to CEO within the last two years and became subject to a 6x base salary ownership stake at that time, has made progress against his stock ownership guideline. Mr. Mann, who commenced employment on December 1, 2019, has also made progress against his stock ownership guideline.

In January 2020, the Compensation Committee approved a limited exception to the retention requirement for Mr. Hoffmann and permitted him to complete the sale of a portion of his vested shares.

Prohibition on Hedging and/or Pledging our Common Stock. We have adopted an insider trading policy that prohibits our directors, officers and employees from engaging in short sales with respect to our common stock, engaging in transactions in publicly traded options (such

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 53

as puts, calls and other derivative securities), hedging their ownership of our common stock (including by way of variable prepaid forward contracts, equity swaps and collars and similar devices), holding our common stock in a margin account, or pledging shares of our common stock. Our General Counsel may grant an exception to the prohibition on pledging shares of our common stock as collateral for a loan where an individual clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. In 2019, our General Counsel did not approve any exceptions to our prohibition on pledging transactions.

Tax and accounting considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain individuals to $1 million, subject to certain grandfathering rules for compensation arrangements in effect on November 2, 2017 and not materially modified after such date. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee has authorized, and will continue to authorize, compensation arrangements that are not fully deductible under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Raul Alvarez, Chair

Linda Boff

Anthony DiNovi

Mark Nunnelly

54 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

2019 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers for fiscal years 2019, 2018 and 2017:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(8)	Total ($)
David Hoffmann	2019	$900,000	—	$1,066,171	$2,271,448	$1,147,500	$19,472	$5,404,591
Chief Executive Officer	2018	$794,491	—	$2,133,003	$1,346,479	$537,563	$22,008	$4,833,544
	2017	$700,000	—	$599,995	$1,399,122	$557,025	$803,105	$4,059,247

Katherine Jaspon	2019	$487,019	—	$228,511	$486,742	$371,467	$16,068	$1,589,807
Chief Financial Officer	2018	$420,673	—	$237,308	$504,932	$151,584	$19,637	$1,334,134
	2017	$372,254	—	$179,959	$419,888	$203,042	$21,385	$1,196,528

Scott Murphy	2019	$503,173	—	$198,820	$421,847	$327,571	$17,751	$1,469,162
President, Dunkin’ Americas	2018	$477,212	—	$205,707	$437,605	$172,735	$16,806	$1,310,065

David Mann(5)	2019	$383,654	—	$616,473	$455,162	$290,700	$85,065	$1,831,054
SVP, Chief Legal Officer

John Clare(6)	2019	$409,923	—	$106,584	$227,147	$238,441	$15,919	$998,014
SVP, Chief Information &
Strategy Officer

Tony Weisman(7)	2019	$579,327	—	$228,511	$486,742	$338,492	$363,326	$1,996,399
Former SVP, Chief Marketing	2018	$625,000	—	$237,308	$504,932	$225,469	$37,033	$1,629,742
Officer, Dunkin’ US

(1)	Amounts shown in this column are not reduced to reflect the named executive officer’s elections, if any, to defer receipt of salary into either of the Deferred Compensation Plan or the 401(k) Plan.
(2)

The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of time-based RSUs and PSUs determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to time-based RSUs and PSUs granted in 2019, the underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the fiscal year ended December 28, 2019, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019. With respect to PSUs granted to the named executive officers in 2019, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. For these PSUs, the aggregate grant date fair value of these awards, assuming the maximum level of performance is achieved, is $2,132,342 for Mr. Hoffmann, $457,022 for Ms. Jaspon, $432,902 for Mr. Mann, $396,137 for Mr. Murphy, $213,168 for Mr. Clare and $457,022 for Mr. Weisman. With respect to time-based RSUs and PSUs granted in 2018, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 29, 2018, and included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. With respect to time-based RSUs and PSUs granted in 2017, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 30, 2017, and included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

(3)

The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to the options granted in 2019, the

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 55

underlying valuation assumptions are discussed in Note 13 to our consolidated financial statements for the fiscal year ended December 28, 2019, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019. With respect to options granted in 2018, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 29, 2018, included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. With respect to options granted in 2017, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 30, 2017, included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017.
(4)

Amounts shown in this column represent the named executive officer’s bonus payouts pursuant to the Annual Plan. Please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2019 compensation—Short-term incentive awards” above.

(5)	Mr. Mann was hired as Senior Vice President, Chief Legal Officer on March 11, 2019.
(6)	Mr. Clare became a named executive officer in 2019 and, as a result, only information for the most recent fiscal year is included in this table.
(7)	Mr. Weisman terminated employment with the Company effective December 1, 2019.
(8)	Amounts shown in this column consist of the following items, as applicable to each named executive officer:

Name and Principal Position	Year	Company- Paid Premiums for LTD Coverage ($)	Personal Use of Company Vehicle ($)(i)	Relocation / Living Expenses ($)(ii)	Executive Physicals ($)	401(k) Company Match Contributions ($)	Other ($) (iii)	Total ($)

David Hoffmann	2019	—	$5,700	—	—	$11,200	$2,572	$19,472
Chief Executive Officer	2018	—	$5,896	—	$2,500	$11,000	$2,612	$22,008
	2017	—	$10,955	$781,350	—	$10,800	—	$803,105

Katherine Jaspon	2019	$1,512	$207	—	$2,650	$11,200	$500	$16,068
Chief Financial Officer	2018	$1,512	$1,869	—	$2,450	$11,000	$2,806	$19,637
	2017	$1,512	$651	—	$2,450	$10,800	$5,973	$21,385

Scott Murphy	2019	$1,949	$888	—	$3,250	$11,200	$464	$17,751
President, Dunkin’	2018	$1,949	$1,007	—	$2,850	$11,000	—	$16,806
Americas

David Mann	2019	—	—	$76,696	$2,650	$5,719	—	$85,065
SVP, Chief Legal Officer

John Clare(6)	2019	$2,424	$45	—	$2,250	$11,200	—	$15,919
SVP, Chief Information &
Strategy Officer

Tony Weisman	2019	$3,715	—	—	$2,550	$11,200	$345,861	$363,326
Former SVP, Chief	2018	$3,715	$144	$19,924	$2,250	$11,000	—	$37,033
Marketing Officer, Dunkin’ US

(i)

Amounts shown are calculated based on the incremental costs to the Company of using a Company vehicle to transport the named executive officer, calculated by taking into account the cost to the Company of paying for a driver for these trips, based on the driver’s hourly rate, costs associated with fuel and maintenance of the vehicle related to such trips and the cost of applicable tolls, but not including any costs otherwise associated with the ownership or maintenance of the Company vehicle as these are costs that would otherwise have been incurred by the Company regardless of this personal use. Since each named executive officer reimburses the Company $100 per trip, costs shown in this column have been reduced by each named executive officer’s

56 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

aggregate reimbursement. Mr. Hoffmann’s amount for 2017 also includes $9,396 of lease value of a Company-provided vehicle during his relocation. This vehicle ceased to be provided in 2017.
(ii)

Amount shown for Mr. Mann in 2019 reflects the costs related to his relocation from Maryland to commence employment with the company, including costs for temporary housing, the shipment of household goods and expenses related to the closing on his home in the Boston area. This amount includes a tax gross up on such reimbursements of $18,685. Amounts shown for Mr. Weisman in 2018 reflect costs for storage and delivery of household goods relating to his relocation to Massachusetts from Illinois to commence employment with the Company. This amount includes a tax gross up of $5,666. Amount shown for Mr. Hoffmann in 2017 reflects $149,072 in expenses incurred by the Company in connection with Mr. Hoffmann’s relocation to Massachusetts to commence his employment with the Company, together with a reimbursement by the Company of $333,332 in living expenses incurred by Mr. Hoffmann’s family, who remained overseas until the end of the 2016-2017 school year, and gross up of the tax on such reimbursements of $298,946.

(iii)

Amount for Mr. Weisman for fiscal 2019 reflects the payment of $35,515 in accrued unused vacation at the time of his separation, $250,000 paid in respect of the portion of the equity awards held by Mr. Weisman that would have vested during fiscal 2020 had he remained employed with the Company and $60,096 in severance compensation for the period December 2, 2019 through December 28, 2019. Amounts shown for other named executive officers reflect the face value of tickets to sporting events that were provided to them. Amounts for Ms. Jaspon and Mr. Weisman in 2019 also include a wellness program incentive in the amounts of $500 and $250, respectively. Amount for Ms. Jaspon in 2017 also reflects $5,863 of cash compensation paid in fiscal 2017 relating to a perquisite allowance that was eliminated upon her promotion to Chief Financial Officer.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 57

Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
David Hoffmann	Annual Incentive		562,500	1,125,000	2,137,500
	Stock Options	3/4/2019								180,678	$72.38	2,271,448
	Performance Stock Units	3/4/2019				3,459	13,834	27,668				1,066,171

Katherine Jaspon	Annual Incentive		182,091	364,183	691,948
	Stock Options	3/4/2019								38,717	$72.38	486,742
	Performance Stock Units	3/4/2019				741	2,965	5,930				228,511

Scott Murphy	Annual Incentive		165,649	331,298	629,466
	Stock Options	3/4/2019								33,555	$72.38	421,847
	Performance Stock Units	3/4/2019				643	2,570	5,140				198,069
	Restricted Stock Units	3/29/2019							10			751

David Mann	Annual Incentive		142,500	285,000	541,500
	Stock Options	3/11/2019								37,519	$70.76	455,162
	Performance Stock Units	3/11/2019				722	2,888	5,776				216,451
	Restricted Stock Units	3/11/2019							5,913			400,022

John Clare	Annual Incentive		122,908	245,815	467,049
	Stock Options	3/4/2019								18,068	$72.38	227,147
	Performance Stock Units	3/4/2019				346	1,383	2,766				106,584

Tony Weisman	Annual Incentive		180,289	360,577	685,096
	Stock Options	3/4/2019								38,717	$72.38	486,742
	Performance Stock Units	3/4/2019				741	2,965	5,930				228,511

(1)

These figures represent threshold, target and maximum bonus opportunities under the Annual Plan. The actual amount of the bonus earned by each named executive officer for fiscal 2019 is reported in the Summary Compensation Table. For a description of the performance targets relating to the Annual Plan, please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2019 compensation—Short-term incentive awards” above.

(2)

These figures represent threshold, target and maximum potential future payouts under the PSUs granted to each of our named executive officers in fiscal 2019. These PSUs were granted under the Company’s 2015 Omnibus Long-Term Incentive Plan (“2015 Plan”). The PSUs are eligible to vest based on the achievement of certain performance goals over a three-year performance period, as described below.

(3)

Represents time-based RSUs granted to Mr. Mann that will vest based on his continued service with the Company, as described below, and to Mr. Murphy as an award for achieving a service milestone. This service milestone award is generally available to all employees who achieve a minimum of ten years of service with the Company. Employees are eligible to receive ten RSUs at ten years of service, and at every five year service milestone thereafter. These time-based RSUs, which are immediately vested upon grant, were granted under our 2015 Plan.

58 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

(4)

Represents stock options granted to our named executive officers. These stock options were granted under our 2015 Plan. All stock option awards in this column are options to purchase shares of our common stock, have a seven-year term and are subject to service-based vesting, as described below.

(5)	The exercise price of stock options is the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant.
(6)

Amounts shown in this column reflect the fair value of the equity awards on the date of grant determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. See notes (2) and (3) to the Summary Compensation Table.

Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

During 2019, each of our named executive officers was party to an employment agreement (in the case of Mr. Hoffmann) or an offer letter (in the case of all other named executive officers) that provides for a base salary and other benefits. All of our named executive officers were eligible to participate in the Deferred Compensation Plan, the Annual Plan, our 2015 Plan, our ESPP and our benefit plans and programs for all or a portion of fiscal 2019. Each of our named executive officers’ annual incentive plan opportunity is established and determined under the Annual Plan, as more fully described in “Compensation Discussion and Analysis” above.

As described above, in fiscal 2019, each named executive officer was granted stock options that vest based on continued employment and PSUs that vest based on both continued employment and the achievement of certain performance goals. Mr. Mann also received a grant of RSUs in connection with his hiring, which vest in equal annual installments over a three-year period beginning on the first anniversary of the grant, generally subject to his continued employment on the applicable vesting date, and Mr. Murphy received a grant of fully-vested RSUs in connection with attaining a service milestone. Stock options granted in fiscal 2019 vest in four equal annual installments, generally subject to the executive’s continued employment on the applicable vesting date. A portion of the PSU awards granted in fiscal 2019 to our named executive officers will be eligible to vest if the Company’s TSR meets or exceeds a specified TSR relative to the TSR for the companies included in the S&P 500 over a three-year performance period and a portion will be eligible to vest if the Company achieves a three-year compound annual growth rate target for adjusted operating income, generally subject to the executive’s continued employment through the third anniversary of the date the award was granted. Each named executive officer is eligible to earn and vest in 0% to 200% of the target number of PSUs, depending on the level of performance achieved.

The severance arrangements with our named executive officers and the effect of a change in control on their outstanding equity awards are described below under “Potential payments upon termination or change of control”. The severance benefits Mr. Weisman received in connection with his termination was also described in such section.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 59

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)

David Hoffmann	71,868	71,869	$54.95	02/16/2024
	32,588	97,766	$59.60	02/13/2025
	—	180,678	$72.38	03/04/2026
								4,454	352,778
								9,649	747,087
								13,834	1,034,792
					14,693	1,093,306
					12,493	929,604	(7)
					2,507	186,545

Katherine Jaspon	15,000	—	$37.26	02/12/2023
	17,564	—	$47.39	02/12/2022
	10,758	3,586	$44.35	02/23/2023
	5,210	5,211	$54.95	02/16/2024
	15,215	15,216	$58.84	06/05/2024
	12,220	36,663	$59.60	02/13/2025
	—	38,717	$72.38	03/04/2026
								323	25,597
								2,095	164,088
								3,618	280,938
								2,965	224,964
					181	13,528

Scott Murphy	58,548	—	$47.39	02/12/2022
	11,953	11,954	$44.35	02/23/2023
	17,967	17,967	$54.95	02/16/2024
	10,591	31,774	$59.60	02/13/2025
	—	33,555	$72.38	03/04/2026
								1,114	88,250
								3,136	242,808
								2,570	194,994
					626	46,581

David Mann	—	37,519	$70.76	03/11/2026
					5,913	439,986
								2,888	217,977

John Clare	—	8,368	$44.35	02/23/2023
	—	12,577	$54.95	02/16/2024
	5,703	17,109	$59.60	02/13/2025
	—	18,068	$72.38	03/04/2026
								780	58,040
								1,688	129,979
								1,383	104,931
					438	32,592

Tony Weisman (8)	12,220	—	$59.60	02/13/2025

60 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

(1)

Reflects stock options that vest based on service-based vesting conditions. Stock option grants vest in equal annual installments over four years, beginning on the first anniversary of the grant date, generally subject to the named executive officer remaining continuously employed by us through the applicable vesting date.

(2)

The exercise price of stock options is equal to the fair market value of a share of our common stock on the grant date using the closing price of our common stock on the NASDAQ Global Select Market on the respective date of grant.

(3)	All options have a seven-year term, with the exception of the option described above granted to Ms. Jaspon to purchase 15,000 shares at an exercise price of $37.26, which has a ten-year term.
(4)	Mr. Mann’s RSUs vest in equal annual installments over three years, generally subject to each remaining continuously employed by us through the applicable vesting date.
(5)

Amounts in this column have been calculated by multiplying the number of PSUs and RSUs subject to the applicable award, including dividend equivalent units earned on such shares but not yet paid, by $74.41 which was the closing price of our common stock on December 27, 2019, the last business day of our 2019 fiscal year.

(6)

Amounts in this column represent PSUs and assume achievement of performance at target levels. Other than Mr. Hoffmann’s PSU award that was granted at the time of his hiring in October 2016 and is described below in note (7) to this table, amounts shown in this column represent PSUs granted in February 2017, 2018 and 2019 as part of our annual grant process. A portion of the PSUs that will be eligible to vest based on the achievement of a three-year compound annual growth rate (CAGR) target for global adjusted operating income and a portion of the PSUs will be eligible to vest based on the achievement of the Company’s TSR relative to the TSR of the companies that make up the S&P 500 over a three-year performance period. PSUs, to the extent earned, will vest on the third anniversary of the date of grant, generally subject to the executive’s continued employment on this date. The number of shares issuable under the relative TSR portion of the PSUs will be determined based on the level at which the goals are achieved and can range from 0% of the shares subject to the award if the Company’s TSR percentile rank is less than the 30th percentile of the S&P 500, to 100% of the target award (if the TSR percentile rank is at the 52.5th percentile) to a maximum of 200% (if the TSR percentile rank is at or greater than the 75th percentile). The number of shares issuable under the adjusted operating income portion of the PSUs can range from 0% to 200% of the target award. PSUs granted in February 2017 vested in February 2020. Of these PSUs, those that are eligible to vest based on the achievement of a three-year adjusted operating income CAGR partially vested. Those PSUs that vest based on Dunkin’ Brands TSR relative to the S&P 500 exceeded the requisite performance level and vested above target.

(7)

Mr. Hoffmann’s PSU award became eligible to vest on October 3, 2019 and will vest based on the achievement of a three-year compound annual growth rate target for adjusted operating income from our fiscal 2016 results. Based on our fiscal 2019 results, these PSUs vested at 41% of target.

(8)	All outstanding and unvested awards held by Mr. Weisman on December 1, 2019, the date his employment terminated, were forfeited in accordance with their terms.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 61

Option Exercises and Stock Vested

The table below shows information regarding the exercise of stock options and stock vested by named executive officers during 2019.

	OPTION EXERCISES		STOCK VESTED
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting(2)	Value Realized on Vesting ($)

David Hoffmann	—	—	35,690	2,734,628
Katherine Jaspon	22,092	837,415	974	70,294
Scott Murphy	40,527	925,722	3,285	237,159
David Mann	—	—	—	—
John Clare	38,073	949,244	2,291	165,378
Tony Weisman	—	—	6,653	521,693

(1)

The dollar amounts shown this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the open market per-share sale price and the exercise price of the options. All executives exercised their options through a cashless exercise.

(2)

Represents PSUs and time-based RSUs that vested during fiscal 2019. With the exception of Mr. Hoffmann’s hire grant PSU award that became eligible to vest on October 3, 2019, PSU awards for the 2017 – 2019 performance period that were based on our three year Adjusted Operating Income CAGR performance vested on February 16, 2020. All such PSU awards for the 2017 – 2019 performance period, including Mr. Hoffmann’s hire grant PSU award, were earned by each named executive officer based on the Compensation Committee’s certification on February 21, 2020. The dollar amount in this column is determined by multiplying (i) the number of shares of our common stock underlying PSUs and RSUs that vested during fiscal 2019 by (ii) the closing price of a share of our common stock on the date the RSUs vested.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)

David Hoffmann	—	—	—	—	—
Katherine Jaspon	—	—	—	—	—
Scott Murphy	—	—	—	—	—
David Mann	—	—	—	—	—
John Clare	$72,180	—	$105,040	—	$538,935
Tony Weisman	$86,538	—	$15,708	—	$160,955

(1)	All amounts contributed by our named executive officers in the last fiscal year have also been reported in the Summary Compensation Table.
(2)	No Company contributions were made into this plan for fiscal 2019 on behalf of our named executive officers.
(3)	Reflects market-based earnings (losses) on amounts credited to participants under the Deferred Compensation Plan. Investment choices are available within the Deferred Compensation Plan and

62 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

the Company provides credits or debits to deferred compensation accounts based on the performance of the investment choices selected.
(4)	Amounts reported in this column, excluding earnings, were previously reported in the Summary Compensation Table.

As noted above, we maintain two non-qualified deferred compensation plans—the NQDC Plan I and the NQDC Plan II, which we refer to collectively as the “Deferred Compensation Plan”. We adopted the NQDC Plan II effective as of January 1, 2015, and it replaced the NQDC Plan I with respect to deferrals made by participants after its effective date. The NQDC Plan I and the NQDC Plan II are substantially similar. The Deferred Compensation Plan is available to executives and senior management of the Company, as well as the Company’s non-employee directors. Under the Deferred Compensation Plan, our named executive officers and other eligible employees may elect to defer up to 50% of base salary and up to 100% of annual cash incentive awards each year. Although we have the discretion to provide matching credits under the plan, no matching credits were provided during fiscal 2019. All amounts credited to an employee participant’s account under the plan are notionally invested in mutual funds or other investments available in the market. We do not provide above-market or preferential earnings on deferred compensation. Amounts credited under the Deferred Compensation Plan are generally distributed in a lump sum upon a participant’s separation from service, disability or a date selected by the participant (at least three years after the year of deferral). A participant who separates from service at or after age 40 may elect to receive distributions in a lump sum or in installments and may defer commencement of distributions following separation up to age 65. We have established a rabbi trust to assist us in meeting a portion of our obligations under the Deferred Compensation Plan. We have appointed a trustee who, upon a change in control, will administer the trust, and we will fund the trust in an amount sufficient to satisfy all obligations under the plan. In addition, during the 12-month period following a change in control, we will continue to maintain the notional investment options available under the Deferred Compensation Plan including, if applicable, any fixed rate fund (using an annual interest equivalent factor equal to the highest factor in effect during the 24 months prior to the change in control). The principal difference between the NQDC Plan I and the NQDC Plan II is that the NQDC Plan II includes a provision for a “make-up” match in an amount equal to any 401(k) Plan Company matching contributions that a named executive officer is required to forego as a result of elective contributions of salary to NQDC Plan II. For this to occur, a participant must elect to defer enough compensation under the NQDC Plan II such that his or her compensation for purposes of the Company’s matching contributions under the 401(k) Plan falls below the applicable limit under Code section 401(a)(17). This limit in 2019 was $280,000. No named executive officer received a “make-up” match in 2019 under the NQDC Plan II.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment.

Employment agreement with Mr. Hoffmann. Under Mr. Hoffmann’s employment agreement, if his employment is terminated other than for cause or if he resigns for good reason, he will be entitled to receive payments equal to 18 months of his then-current base salary paid in equal installments over the 18-month period following such termination. He will

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 63

also be entitled to 100% of his target bonus for the year in which such termination occurs, payable in equal installments over the 18-month period following such termination.

Mr. Weisman’s Termination of Employment. Mr. Weisman terminated employment with the Company effective as of December 1, 2019. In connection with his termination of employment, pursuant to the terms of his offer letter, he received a severance payment equal to 12 months of base salary ($625,000), payable in the same manner and at the same time as our payroll is customarily paid. We agreed to pay a portion of Mr. Weisman’s monthly COBRA premiums for 12 months following his termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to his termination date ($19,211) and we agreed to pay the cost of 12 months of outplacement services for him (approximately $20,000). In addition, we agreed to pay him a an amount equal to $250,000 as compensation for certain unvested equity he was forfeiting as a result of his termination, as well as committing to pay him an amount in March 2020 equal to that which he would have earned under the terms of the 2019 Annual Plan had he remained employed, pro-rated for his service during 2019, which amount was determined to be $338,492.

All other Named Executive Officers. Each of Messrs. Murphy, Mann, and Clare and Ms. Jaspon is entitled to certain severance benefits under his or her offer letter, as amended, if applicable. In the event of a termination of employment without cause, each executive will receive severance in an amount equal to 12 months of base salary, payable in the same manner and at the same time as our payroll is customarily paid.

In addition, if an executive makes a timely election to receive COBRA health care continuation coverage, it is our current practice to pay a portion of the executive’s monthly COBRA premium for the first three months following the date of termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to the termination date. It is also our current practice to pay the cost of six months of outplacement services for each executive, which such arrangement may be extended by us for an additional six months, in our discretion.

Each named executive officer, upon his or her termination of employment, is also entitled to receive any accrued but unpaid salary and vacation.

Each named executive officer’s right to receive severance payments and benefits is conditioned upon his or her signing and not revoking a full release of claims in favor of the Company.

Restrictive covenants. Under the terms of their respective employment agreements or offer letters, each of Messrs. Hoffmann, Murphy, Mann, Clare and Weisman and Ms. Jaspon has agreed to confidentiality obligations during and after employment. Under his employment agreement, Mr. Hoffmann has agreed to non-competition and non-solicitation obligations during his employment and for two years following termination of employment. All of the other named executive officers have agreed to non-competition and non-solicitation obligations during their employment and for 12 months following termination of employment.

64 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

Termination of employment provisions under long-term incentive awards.

PSU Awards. Except as provided below, if the employment of a named executive officer terminates prior to the three-year anniversary of the grant date or his or her PSU awards, the PSUs will immediately be forfeited. If a named executive officer’s employment with us is terminated (i) by reason of his or her death, or (ii) due to his or her disability, the PSUs will not terminate upon such termination and instead remain outstanding and eligible to become earned pursuant to the terms of the award and to vest, to the extent earned, on the three-year anniversary of the grant date.

Mr. Hoffmann’s 2018 Promotion RSU Award. If Mr. Hoffmann’s employment with us (i) is terminated by the Company other than for cause or due to his disability, (ii) is terminated by reason of Mr. Hoffmann’s death, or (iii) is terminated by Mr. Hoffmann for good reason, in each case, prior to the applicable vesting dates of each award (and regardless of whether or not a change in control has occurred), all then-outstanding and unvested RSUs granted to Mr. Hoffmann in 2018 will become vested on the applicable termination date.

Mr. Mann’s 2019 Hire RSU Award. If Mr. Mann’s employment with us (i) is terminated by the Company other than for cause or due to his disability, (ii) is terminated by reason of Mr. Mann’s death, or (iii) is terminated by Mr. Mann for good reason, in each case, prior to the applicable vesting dates of each award (and regardless of whether or not a change in control has occurred), all then-outstanding and unvested RSUs granted to Mr. Mann in 2019 will become vested on the applicable termination date.

Change in control Provisions

Executive Change-in-Control Severance Plan. The Executive Change-in-Control Severance Plan provides for enhanced severance benefits for each named executive officer if his or her employment is terminated by the Company other than for cause or due to his or her disability, is terminated due to his or her death, or is terminated by the executive for good reason, in any case during the 18-month period following a change in control. Mr. Weisman had been a participant in this plan prior to his termination of employment. The Executive Change-in-Control Severance Plan entitles the executive to (i) a lump sum payment equal to a multiple of his or her annual base salary (200% for Mr. Hoffmann and 150% for our other named executive officers), (ii) a lump sum payment equal to 100% of the individual’s target cash bonus under the Annual Plan for the most recent calendar year (or, if greater, the year in which the change in control occurs) and (iii) Company-subsidized continuation of medical and dental benefits for a specified period (24 months for Mr. Hoffmann and 18 months for our other named executive officers). Any benefits payable under this plan would be in lieu of any payments and benefits payable with respect to a qualifying termination other than in connection with a change in control.

Outstanding Equity Awards. All outstanding equity awards held by our named executive officers are subject to change in control vesting provisions, as described below.

Mr. Hoffmann’s 2018 Promotion RSUs. Upon a change in control, if the RSUs granted to Mr. Hoffmann in 2018 are assumed or continued in connection with the change in control and his employment is terminated by the Company (or its successor) without cause or he

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 65

terminates his employment for good reason within 18 months of the change in control, such RSUs will immediately vest in full. The award agreement also provides that if such RSUs are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

Mr. Mann’s 2019 Hire RSUs. Upon a change in control, if the RSUs granted to Mr. Mann in 2019 are assumed or continued in connection with the change in control and his employment is terminated by the Company (or its successor) without cause or he terminates his employment for good reason within 18 months of the change in control, such RSUs will immediately vest in full. The award agreement also provides that if such RSUs are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

Options Granted under the 2011 Omnibus Long-Term Incentive Plans and our 2015 Plan. All outstanding option awards held by our named executive officers that were granted under the 2011 Omnibus Long-Term Incentive Plans and our 2015 Plan, provide that, if such options are assumed or continued in connection with a change in control and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the named executive officer terminates his or her employment for good reason within 18 months of the change in control, such options will immediately vest in full. The award agreements also provide that if such options are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

PSUs Granted under our 2015 Plan. Upon a change in control, the Compensation Committee will determine the extent to which the performance objective(s) underlying the PSU awards have been met as of the date of such change in control and will determine the number of PSUs earned under the awards, if any. The number of earned PSUs, if any, will continue to vest based solely on time and will vest on the third anniversary of the grant date (or if the change in control occurs after the end of the performance period but before the vesting date, upon the occurrence of the change in control), subject to the named executive officer remaining in continuous employment through such date, unless the award is not assumed or continued in connection with the change in control, in which case the PSUs will vest in full upon the change in control. If the award is assumed or continued in connection with the change in control, and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the named executive officer terminates his or her employment for good reason within 18 months of the change in control, the earned PSUs, if any, will vest in full upon such termination of employment. In the event that the named executive officer’s employment is terminated due to his or her death or his or her employment is terminated by the Company due to his or her disability prior to the end of the applicable performance period and a change in control occurs, the earned PSUs, if any, will vest upon the change in control.

As described above under “Non-Qualified Deferred Compensation”, a change in control will have certain consequences under our Deferred Compensation Plan, including a requirement that we contribute additional amounts to the rabbi trust established to satisfy its obligations under this plan.

We do not provide tax “gross-ups” on amounts payable in connection with a change of control that are subject to an excise tax on golden parachute payments.

66 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

Summary of potential payments

The following tables summarize the payments that would have been made to our currently employed named executive officers upon the occurrence of a qualifying termination of employment or a change in control, assuming that each named executive officer’s termination of employment with our Company or a change in control of the Company occurred on December 27, 2019 (the last business day of our fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined in accordance with the Executive Change-in-Control Severance Plan. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

Except with respect to a termination by Mr. Hoffmann for “good reason” as described in the footnote below, none of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination (including retirement) or a termination due to death, disability or cause on December 27, 2019, except for earned but unpaid salary, accrued and vested benefits and benefits under any applicable insurance policies, and with respect to outstanding PSUs in the case of a termination due to death or by the Company due to disability, which will remain outstanding and eligible to vest based on actual performance.

Termination of Mr. Hoffmann’s Employment	Cash Severance (Lump-Sum)(1)	Acceleration of Unvested Long-Term Incentive Awards(2)(3)	Health Benefits	Total

Voluntary Termination for Good Reason or Involuntary Termination (other than for Cause)	$2,475,000	$2,022,922	$4,803	$4,502,795
Termination due to Death or Disability	1,125,000	1,517,732	—	2,642,732

(1)

Represents the amounts Mr. Hoffmann would be entitled to pursuant to his employment agreement, as described above. Since the table assumes termination on December 27, 2019, the last business day of the fiscal year, Mr. Hoffmann would have received his full payment under the Annual Plan.

(2)

Mr. Hoffmann’s hire grant of PSUs and his promotion grant of time-vesting RSUs would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 27, 2019. The amount shown above for Mr. Hoffmann represents the number of his earned PSUs (11,731), based on the Compensation Committee’s certification on February 21, 2020, and RSUs (14,693) subject to his hire and promotion grants, multiplied by the closing price of a share of our common stock ($74.41) on the NASDAQ Global Select Market on December 27, 2019.

(3)

In the event of termination due to death or disability, PSUs awarded to Mr. Hoffmann, on February 16, 2017, February 13, 2018 and March 4, 2019 remain outstanding and eligible to become earned in accordance with the award terms and to vest on the vesting date. The number of earned PSUs, if any, will be prorated based on the number of the days that have elapsed in the vesting period from the date of grant to the date of such termination of employment (but not more than 1,096 days) over 1,096. Amounts in this column represent the fair market value of the awards on December 27, 2019, assuming target performance, pro-rated by the days that elapsed in the respective vesting period.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 67

Termination by the Company Other than for Cause	Cash Severance (Salary Continuation)(1)	Acceleration of Unvested Restricted Stock Awards(2)	Health Benefits(3)	Outplacement(4)	Total

Katherine Jaspon	$500,000	$—	$—	$20,000	$520,000
Scott Murphy	600,000	—	4,675	20,000	624,675
David Mann	475,000	439,986	4,803	20,000	939,789
John Clare	412,000	—	4,675	20,000	436,675

(1)	Represents 12 months of base salary continuation pursuant to employment letters for Messrs. Murphy, Mann and Clare, and for Ms. Jaspon.
(2)

Includes the unvested portion of Mr. Mann’s hire grant of RSUs (5,913) that would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 27, 2019. The amount shown above for Mr. Mann represents the number of his unvested RSUs subject to his hire grant, multiplied by the closing price of a share of our common stock ($74.41) on the NASDAQ Global Select Market on December 27, 2019.

(3)

Represents the amount we would have paid under our current practice of paying for three months’ health and dental benefits for Messrs. Murphy, Mann and Clare. Ms. Jaspon was not enrolled in our health and dental benefit plans on December 27, 2019.

(4)

Represents the cost to us for six months’ outplacement services, which we would have paid under our current practice. Under an arrangement with the provider of outplacement services, the Company generally does not pay an additional fee if outplacement services are continued for an additional six months following the end of the first six-month period.

Termination by the Company Due to Death or Disability	Acceleration of Performance Stock Awards(1)	Acceleration of Unvested Restricted Stock Awards(2)	Acceleration of Unvested Stock Options	Total

Katherine Jaspon	$432,365	$—	$—	$432,365
Scott Murphy	397,030	—	—	397,030
David Mann	58,448	439,986	—	498,434
John Clare	242,972	—	—	242,972

(1)

PSU awards remain outstanding and eligible to become earned in accordance with the award terms and to vest on the vesting date. The number of earned PSUs, if any, will be prorated based on the number of the days that have elapsed in the vesting period from the date of grant to the date of such termination of employment (but not more than 1,096 days) over 1,096. For the 2017 award, amounts in this column represent the fair market value based on achieving target performance of the PSU awards on December 27, 2019 and includes dividend equivalent units earned on such award but not yet paid as of December 27, 2019, pro-rated by the 1,045 days that elapsed in the vesting period (1,045/1,095). For the 2018 PSU award, amounts in this column represent the fair market value based on achieving target performance and include dividend equivalent units earned on such award but not yet paid as of December 27, 2019, pro-rated by the 683 days that elapsed in the vesting period (683/1,096). For the 2019 PSU award, amounts in this column represent the fair market value based on achieving target performance and include dividend equivalent units earned on such award but not yet paid as of December 27, 2019, pro-rated by the 299 days that elapsed in the vesting period (299/1,096), or in the case of Mr. Mann, 292 days (292/1,096).

(2)

If Mr. Mann’s employment terminates due to his death or is terminated by the Company due to his permanent disability, the unvested portion of his RSUs from his hire grant earned on such award but not yet paid would become immediately vested and Mr. Mann would have realized the

68 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

acceleration value in this column (calculated using the closing price of a share of our common stock ($74.41) on the NASDAQ Global Select Market on December 27, 2019).

Change in Control/Change in control Followed by Qualifying Employment Termination(1)	Cash Severance (Lump Sum)(2)	Health Benefits(3)	Acceleration of Performance Stock Awards	Acceleration of Restricted Stock Awards(4)	Acceleration of Unvested Stock Options ($)(5)	Total

David Hoffmann	$2,925,000	$38,421	$3,518,265	$1,093,306	$3,213,262	$10,788,254
Katherine Jaspon	1,125,000	—	700,645	—	1,067,689	2,893,333
Scott Murphy	1,350,000	28,052	614,106	—	1,247,665	3,239,822
W. David Mann	997,500	28,816	214,896	439,986	136,944	1,818,143
John Clare	865,200	28,052	361,186	—	786,353	2,040,791

(1)

For a description and quantification of the cash severance benefits a named executive officer would receive upon a termination without cause (or for good reason with respect to Mr. Hoffmann), whether before or after a change in control, please see the tables above. Amounts shown in this table assume a qualifying termination and a change in control both occur on December 27, 2019.

(2)

Amount shown reflects the cash severance benefits payable under the Executive Change-in-Control Severance Plan. Amounts for Mr. Hoffmann equals two times base salary, plus a target Annual Plan payment. Amounts for all other named executive officers equal one and one-half times base salary, plus a target Annual Plan payment.

(3)

Represents the amounts that payable under the Executive Change-in-Control Severance Plan relating to full payment by the Company of medical and dental insurance premiums for a period that equates to the amount of base salary provided. In the case of Mr. Hoffmann, this period is 24 months. In the case of Messrs. Murphy, Mann and Clare, this period is 18 months. Ms. Jaspon was not enrolled in our health and dental benefit plans on December 27, 2019.

(4)

In the event of a qualifying termination following a change in control, amounts shown in respect to Mr. Hoffmann’s and Mr. Mann’s RSU awards would become immediately vested and each would have realized the acceleration value shown in the above table (calculated using the closing price of a share of our common stock ($74.41) on the NASDAQ Global Select Market on December 27, 2019).

(5)

Amounts shown in respect of stock options assume that the options are cashed out for a payment equal to the difference between the fair market value of a share of common stock ($74.41 per share, the closing price of our common stock on December 27, 2019, the last business day of our 2019 fiscal year), and the per share exercise price of the respective options.

Pay Ratio Disclosure Rule

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Hoffmann, our Chief Executive Officer as of the end of our most recent fiscal year. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For fiscal 2019:

•	The median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $128,265; and

•	The annual total compensation of our Chief Executive Officer, reported using Summary Compensation Table methodology, was $5,404,590.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 69

Based on this information, for fiscal 2019, the ratio of annual total compensation of our Chief Executive Officer to the median of the total compensation of all employees (other than the Chief Executive Officer) was: 42.1:1.0

In determining the median employee, we prepared a list of all our full-time, part-time and temporary employees as of December 28, 2019, the last day of our most recent fiscal year. To identify the “median employee” from our employee population, we used compensation as reported in Box 5 of Form W-2. We annualized the compensation of those employees that were not employed for the full 2019 calendar year. In accordance with the rules that allow for non-US employees that account for 5% or less of total employees to be excluded from the determination of a company’s employees for purposes of determining the “median employee”, we excluded four employees located in Canada, six employees located in China, three employees located in Germany, two employees located in Spain, 14 employees located in the United Arab Emirates and six employees located in the United Kingdom. We did not use any other permitted exclusions or adjustments under the rules. As of December 28, 2019, the Company directly employed 1,109 persons of which 1,073 were included in the pay ratio calculation.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

70 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 26, 2020. We are asking shareholders to ratify this appointment. Although ratification of the Audit Committee’s selection of KPMG is not required under our bylaws or other legal requirements, we are submitting the appointment of KPMG to the shareholders as a matter of good corporate practice. The Audit Committee considers the selection of KPMG as independent registered public accounting firm for fiscal year 2020 to be in the best interests of the Company and its shareholders. Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

Your Board of Directors recommends a vote FOR Proposal 3, Ratification of

Appointment of Independent Registered Public Accounting Firm.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 71

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee. We are responsible for overseeing the quality and integrity of Dunkin Brands’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and the Nasdaq Global Select Market (“Nasdaq”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of Nasdaq and Dunkin’ Brands’ Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Hines) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met eight times during fiscal 2019 with Dunkin’ Brands management, including the Chief Financial Officer and Controller, internal auditors and KPMG LLP (“KPMG”), Dunkin Brands’ independent registered public accounting firm. Four of these meetings were held prior to the public release of Dunkin’ Brands’ quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from KPMG pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between KPMG and Dunkin’ Brands and the potential effects of any disclosed relationships on KPMG’s independence, and discussed with KPMG its independence. We discussed with management, the internal auditors and KPMG Dunkin’ Brands’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both KPMG and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with KPMG communications required by the Standards of the PCAOB (United States) and, with and without management present, discussed and reviewed the results of KPMG’s examination of Dunkin’ Brands’ consolidated financial statements. We also discussed the results of the internal audit examinations with and without management present.

We reviewed and discussed the audited consolidated financial statements of Dunkin’ Brands as of and for the fiscal year ended December 28, 2019 with management and KPMG. Management has the responsibility for the preparation of Dunkin’ Brands’ consolidated financial statements, and KPMG has the responsibility for the audit of those consolidated financial statements. Based on these reviews and discussions with management and KPMG, we voted that Dunkin’ Brands’ audited consolidated financial statements be included in its Annual Report on Form 10-K for fiscal 2019 for filing with the SEC.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. We pre-approve all audit services and all permitted non-audit services by KPMG, including engagement fees and terms. We have delegated the authority to take such action

72 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit Dunkin’ Brands from engaging KPMG to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Dunkin’ Brands’ use of KPMG for permitted non-audit services is compatible with maintaining KPMG’s independence. We concluded that KPMG’s provision of non-audit services in fiscal 2019, all of which we approved in advance, was compatible with its independence.

KPMG has served as the Company’s independent auditor since 2005. The lead audit engagement partner is rotated every five years, and the Audit Committee interviews candidates and selects the lead audit engagement partner. In assessing the quality of the audit and determining whether KPMG should continue as independent auditor, we reviewed and evaluated their performance considering various factors, including (i) quality of services and sufficiency of resources, (ii) communication and interaction with the Audit Committee and management and (iii) the auditor’s independence, objectivity and professional skepticism. As a result of our evaluation, we have selected KPMG to continue as the independent registered public accounting firm for fiscal 2020, subject to ratification by Dunkin’ Brands’ shareholders.

Audit Committee

Michael F. Hines, Chair

Irene Chang Britt

Carl Sparks

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 73

Audit and Other Fees

The aggregate fees that Dunkin’ Brands paid for professional services rendered by KPMG for the fiscal year ended December 28, 2019 (fiscal 2019) and the fiscal year ended December 29, 2018 (fiscal 2018) were:

	Fiscal 2019	Fiscal 2018
Audit fees	$2,503,802	$2,170,195
Audit-related fees	190,000	45,000
Tax fees	73,295	75,325
All other fees	1,780	1,780

Total fees	$2,768,877	$2,292,300

•

Audit fees relate to services rendered for the integrated audit of Dunkin’ Brands’ consolidated financial statements and effectiveness of internal control over financial reporting, reviews of interim consolidated financial statements, audits of subsidiaries and affiliates for statutory or regulatory purposes, review of documents filed with the SEC and consents. Audit fees for fiscal 2019 also include fees for comfort letters and other services rendered in connection with the Company’s debt refinancing transaction completed in April 2019. Audit fees increased in fiscal 2019 primarily due to services related to the Company’s debt refinancing transaction, as well as additional audit procedures in fiscal 2019 associated with the Company’s adoption of a new lease accounting standard.

•

Audit-related fees include fees related to agreed-upon procedures and other attest services not required by statue or regulation, but which are reasonably related to the performance of the audit or review of the Company’s financial statements.

•	Tax fees generally include fees for services related to tax compliance and routine tax advice, including assistance with tax audits and appeals.

•	All other fees consist of an annual subscription to KPMG’s technical accounting research tool.

74 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

VOTING REQUIREMENTS AND PROXIES

A nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast “for” than “against”) will be elected as a director.

Our Corporate Governance Guidelines require that any incumbent director who receives a greater number of votes “against” his or her election than votes “for” such election shall promptly tender his or her resignation for consideration and action by the Nominating & Corporate Governance Committee and the Board. See “Corporate Governance—Majority Voting” above.

The other proposals require the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or internet, your shares will be voted for the election of the director nominees (Proposal 1), to approve an advisory vote on named executive officer compensation (Proposal 2) and for the ratification of the appointment of the independent registered public accounting firm (Proposal 3). The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote, brokers or nominees are not permitted to vote your shares on any matter except that brokers may vote your shares on the ratification of the independent registered public accounting firm (Proposal 3). With respect to the election of directors (Proposal 1) and the advisory vote on named executive officer compensation (Proposal 2), if you do not instruct the broker or nominee how to vote or if you abstain or withhold authority to vote, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2021 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 3, 2020. Written proposals may be mailed to us at Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021 Attn: W. David Mann, Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2021 Annual Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than January 13, 2021 and no later than February 12, 2021. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at http://investor.dunkinbrands.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

Dunkin’ Brands Group Inc.	2020 Proxy Statement ❖ 75

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

ATTENDING THE ANNUAL MEETING

The Annual Meeting will take place at the Boston Marriott Quincy, located at 1000 Marriott Drive, Quincy, MA 02169. To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 19, 2020 or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2020 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 19, 2020. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures. Free parking is available. Please enter the building through the main lobby.

Special COVID-19 Note: Dunkin’ Brands is monitoring the continuing impact of the coronavirus outbreak (COVID-19). The health and well-being of our employees and stockholders are paramount. As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details how to participate will be available on the investor page on our website, http://investor.dunkinbrands.com.

76 ❖ 2020 Proxy Statement	Dunkin’ Brands Group Inc.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 12, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. DUNKIN’ BRANDS GROUP, INC 130 ROYALL STREET ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS CANTON, MA 02021 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 12, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D00739-P36320 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DUNKIN’ BRANDS GROUP, INC The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Linda Boff ! ! ! 1b. Irene Chang Britt ! ! ! 1c. Michael Hines ! ! ! The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To approve, on an advisory basis, the compensation paid by Dunkin’ Brands to its named executive of?cers. ! ! ! The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 3. To ratify the appointment of KPMG LLP as Dunkin’ Brands independent registered public accounting ?rm for the current ?scal year ending ! ! ! December 26, 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

130 Royall Street Canton, MA 02021 Annual Meeting Admission Ticket (and meeting information) 2020 Annual Meeting of Shareholders 10:00 a.m. (EDT), Wednesday, May 13, 2020 Boston Marriott Quincy 1000 Marriott Drive Quincy, Massachusetts 02169 Please present this admission ticket and photo identi?cation to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Fiscal 2019 Annual Report are available at www.proxyvote.com. D00740-P36320 DUNKIN’ BRANDS GROUP, INC Annual Meeting of Shareholders May 13, 2020 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) DAVID HOFFMANN, KATHERINE JASPON and DAVID MANN, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Wednesday, May 13, 2020 at 10:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the shareholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as speci?ed on the reverse. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, AND FOR PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT. The Board of Directors recommends a vote FOR the Election of all Director nominees, FOR Proposal 2, and FOR Proposal 3. Continued and to be signed on reverse side